UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☒	Filed by a party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

TRI Pointe Homes, Inc.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other than the Registrant)

Payment of Filing Fee (Check the appropriate box): ☒

☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.
☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To the Stockholders:

An annual meeting of stockholders (the “annual meeting”) of TRI Pointe Homes, Inc. (“TRI Pointe”) will be held at 10:00 a.m. local time, on Friday, May 8, 2015, at our corporate offices, located at 19540 Jamboree Road, Suite 300, Irvine, California 92612.  The annual meeting will be held for the following purposes:

•

to elect the nine nominees named in this proxy statement to serve on the board of directors until his or her successor is elected and qualified or until his or her earlier resignation or removal (Proposal No. 1);

•	to ratify the appointment of Ernst & Young LLP as TRI Pointe’s independent registered public accounting firm for 2015 (Proposal No. 2); and
•	to transact any other business that may properly come before the annual meeting or any adjourned or postponed session of the annual meeting.

These items of business are more fully described in the proxy statement accompanying this notice.  The Board of Directors recommends stockholders vote FOR proposals (1) and (2).

All TRI Pointe stockholders are cordially invited to attend the annual meeting, although only those stockholders of record at the close of business on March 13, 2015 are entitled to receive notice of the annual meeting and to vote at the annual meeting and any adjournments or postponements of the annual meeting.

WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING IN PERSON, PLEASE COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY CARD IN THE ENCLOSED POSTAGE-PAID ENVELOPE OR VOTE YOUR SHARES OF TRI POINTE COMMON STOCK BY CALLING THE TOLL-FREE TELEPHONE NUMBER OR BY USING THE INTERNET AS DESCRIBED IN THE INSTRUCTIONS INCLUDED WITH YOUR PROXY CARD AT YOUR EARLIEST CONVENIENCE.

We are pleased to take advantage of the rules that allow companies to furnish their proxy materials via the Internet.  As a result, we mailed Notice of Internet Availability of Proxy Materials containing instructions on how to access our proxy statement and annual report on or about March 26, 2015.  The Notice of Internet Availability of Proxy Materials also contains instructions on how to request a paper copy of our proxy statement and annual report.  TRI Pointe’s proxy materials are available online at http://www.astproxyportal.com/ast/18094.

By Order of the Board of Directors,

Bradley W. Blank
Secretary

Please vote your shares promptly. You can find instructions for voting on the enclosed proxy card.

March 26, 2015

i

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INFORMATION ABOUT THE ANNUAL MEETING

General; Date; Time and Place; Purposes of the Meeting

The enclosed proxy is solicited on behalf of our Board of Directors for use at the annual meeting of stockholders of TRI Pointe Homes, Inc. (“we,” “us” or the “Company”) to be held at 10:00 a.m. local time, on Friday, May 8, 2015 or at any adjournments or postponements of the annual meeting, for the purposes set forth in this proxy statement and in the accompanying notice of annual meeting. The annual meeting will be held at our corporate offices, located at 19540 Jamboree Road, Suite 300, Irvine, California 92612.

At the annual meeting, stockholders will be asked to:

•

to elect the nine nominees named in this proxy statement to serve on our Board of Directors until his or her successor is elected and qualified or until his or her earlier resignation or removal (Proposal No. 1);

•	to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2015 (Proposal No. 2); and
•	to transact any other business that may properly come before the annual meeting or any adjourned or postponed session of the annual meeting.

When this proxy statement refers to the “annual meeting,” it is also referring to any adjourned or postponed session of the annual meeting, if it is determined by our Board of Directors to be necessary or appropriate.

Electronic Delivery

In accordance with the rules and regulations adopted by the Securities and Exchange Commission (“SEC”), we have elected to furnish the proxy materials to our stockholders online.  We believe electronic delivery will expedite stockholders’ receipt of materials, while lowering costs and reducing the environmental impact of the annual meeting by reducing printing and mailing of full sets of materials.  We mailed a Notice of Internet Availability of Proxy Materials (“Notice”) containing instructions on how to access the proxy materials on or about March 26, 2015.  If a stockholder would like to receive a paper copy of the proxy materials, the Notice contains instructions on how to receive a paper copy.

Record Date; Quorum

Holders of record of our common stock at the close of business on March 13, 2015, the record date for the annual meeting, are entitled to receive notice of, and to vote at, the annual meeting and any adjourned or postponed session thereof. At the close of business on the record date, 161,602,883 shares of our common stock were outstanding and entitled to vote. Stockholders are entitled to one vote on each matter submitted to the stockholders for each share of our common stock held as of the record date.

 A quorum must be established in order for our stockholders to take action at the annual meeting.  The presence at the meeting, in person or by proxy, of the holders of stock having a majority of votes that could be cast by the holders of all outstanding stock entitled to vote at the annual meeting will constitute a quorum.  If a share is represented for any purpose at the annual meeting, it will be deemed present for purposes of determining whether a quorum exists. Abstentions and “broker non-votes” will be counted as present and entitled to vote for purposes of determining a quorum. If a quorum is present when the annual meeting is convened, the subsequent withdrawal of stockholders, even if less than a quorum remains after such withdrawal, will not affect the ability of the remaining stockholders to lawfully transact business.

As of March 13, 2015, our directors and executive officers held approximately 9.9% of the shares entitled to vote at the annual meeting, of which VII/TPC Holdings, L.L.C. (the “Starwood Fund”), a private equity fund  affiliated with  two of our directors, held approximately 7.4%.  See “Ownership of Our Common Stock”.

Solicitation of Proxies

We will bear the entire cost of soliciting proxies from our stockholders. In addition to solicitation of proxies by mail, proxies may be solicited in person, by telephone or other electronic communications, such as emails or postings on our website by our directors, officers and employees, who will not receive additional compensation for these services. We have retained D.F. King & Co., Inc. to assist in the solicitation of proxies for a fee of $10,000 plus expenses. Banks, brokers and other nominees will be requested to forward soliciting material to beneficial owners of stock held of record by them, and we will reimburse those persons for their reasonable expenses in doing so.

Adjournments and Postponements

Although it is not currently expected, if it is determined by our Board of Directors to be necessary or appropriate, the annual meeting may be adjourned or postponed. Notice will not be given of any such adjourned meeting if the date, time and place, if any, thereof and the means of remote communication, if any, by which stockholders and proxyholders may be deemed present in person and vote at such adjourned meeting are announced at the meeting at which the adjournment is taken. At the adjourned meeting, any business may be transacted which might have been transacted at the original meeting. If the adjournment is for more than 30 days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting will be given to each stockholder of record entitled to vote at the adjourned meeting. If the Board of Directors fixes a new record date for determination of stockholders entitled to vote at an adjourned meeting, the Board of Directors will also fix as the record date for stockholders entitled to notice of such adjourned meeting the same or an earlier date as the record date determined for stockholders entitled to vote at the adjourned meeting.

Attending the Annual Meeting

All stockholders, including stockholders of record and stockholders who hold their shares in “street name” through banks, brokers or other nominees, are invited to attend the annual meeting. Stockholders of record can vote in person at the annual meeting. To attend the annual meeting, stockholders of record need to bring a valid picture identification. If a stockholder holds shares in “street name” through an account with a bank, broker or other nominee, the holder will need to contact its bank, broker or other nominee and obtain a “legal proxy” from the bank, broker or other nominee and present the “legal proxy” and valid picture identification at the annual meeting, which “legal proxy” will serve as the stockholder’s admission ticket. Cell phones must be turned off prior to entering the annual meeting. Cameras and video, audio or any other electronic recording devices will not be allowed in the meeting room during the annual meeting, except to the extent permitted by us. You can obtain directions to be able to attend the annual meeting and vote in person, by requesting them in writing or by telephone from us at the following address and telephone number: 19540 Jamboree Road, Suite 300, Irvine, California 92612, Attention: Investor Relations; Telephone: (949) 478-8696.

We expect representatives of Ernst & Young LLP to be present at the annual meeting and available to respond to questions.

Householding

SEC rules allow delivery of a single document to households at which two or more stockholders reside.  This procedure, referred to as “householding,” reduces the volume of duplicate information received by stockholders, as well as our expenses.  If a stockholder of record is eligible for householding, but it and other stockholders of record with which it shares an address receive multiple copies of the Notice, or if a stockholder of record holds stock in more than one account, and in either case the stockholder wishes to receive a single copy of the Notice for its household, it should notify our Corporate Secretary.  If a stockholder participates in householding and wishes to receive a separate copy of the Notice, or does not wish to participate in householding and prefers to receive separate copies of the Notice in the future, it should notify our Corporate Secretary. A stockholder may notify our Corporate Secretary in writing or by telephone at the following address: TRI Pointe Homes, Inc., Attention: Corporate Secretary, 19540 Jamboree Road, Suite 300, Irvine, California 92612, telephone: (949) 478-8696.

If a stockholder holds its shares through an intermediary that is utilizing householding and the stockholder wishes to receive separate copies of our annual report and proxy statement in the future, or if it is receiving multiple copies of our proxy materials and annual report and wishes to receive only one, it should contact its bank, broker, or other nominee record holder.

WRECO Transaction

On July 7, 2014, we consummated the previously announced merger of a wholly-owned subsidiary with and into Weyerhaeuser Real Estate Company (“WRECO”), with WRECO surviving the merger and becoming our wholly-owned subsidiary (the “Merger”).  Prior to the Merger, WRECO had been an indirect wholly-owned subsidiary of Weyerhaeuser Company.  Upon consummation of the Merger, we increased the size of our Board of Directors from 7 to 9; three of the directors elected at our 2014 annual meeting of stockholders resigned (Messrs. Richard Bronson, Wade Cable, and J. Marc Perrin); and our Board of Directors appointed five new directors to fill the vacancies (Messrs. Lawrence Burrows, Daniel Fulton, and Christopher Graham and Mses. Kristin Gannon and Constance Moore).  For additional information concerning our Board of Directors, see “Board of Directors” and “Director Compensation”.  The Merger also resulted in six officers of WRECO’s five homebuilding subsidiaries becoming executive officers of the Company. See “Management”. In the Merger, we issued 129,700,000 shares of our common stock. Immediately following consummation of the Merger, the ownership of our common stock as a fully diluted basis was as follows: (i) the WRECO common shares held by former Weyerhaeuser Company shareholders were converted into the right to receive, in the aggregate, approximately 79.6% of our then outstanding common stock, (ii) our common stock outstanding immediately prior to the Merger represented approximately 19.4% of our then outstanding common stock, and (iii) the outstanding equity awards of our and WRECO’s employees represented the remaining 1.0% of our then outstanding common stock. See “Ownership of Our Common Stock”.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING

The following are some of the questions that stockholders may have and answers to those questions. These questions and answers are not meant to be a substitute for the information contained in the remainder of this proxy statement, and this information is qualified in its entirety by the more detailed descriptions and explanations contained elsewhere in this proxy statement. We urge our stockholders to read this proxy statement in its entirety prior to making any decision.

Q:	What proposals will be voted on at the annual meeting?
A:	Stockholders will vote on the following proposals:
•

To elect the nine nominees named in this proxy statement to serve on our Board of Directors until his or her successor is elected and qualified or until his or her earlier resignation or removal (Proposal No. 1); and

•	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2015 (Proposal No. 2).
Q:	How does our Board of Directors recommend stockholders vote?
A:	Our Board of Directors recommends that stockholders vote:
•	“FOR” the election of each of the nine nominees to our Board of Directors until his or her successor is elected and qualified or until his or her earlier resignation or removal (Proposal No. 1); and
•	“FOR” the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2015 (Proposal No. 2).

Questions With Respect to the Election of Directors (Proposal No. 1)

Q:	What vote is required for election of directors?
A:

Our bylaws provide that directors are elected by a plurality of the votes cast. Therefore, the nine nominees who receive the highest number of votes will be elected as directors. Because no other nominations were properly and timely received in accordance with our bylaws, each of the nine nominees named in this proxy statement will be elected if he or she receives at least one vote. There is no cumulative voting in the election of directors.

Q:	What if a stockholder returns a proxy but does not indicate how the shares should be voted with respect to Proposal No. 1?
A:

If a stockholder submits a properly executed proxy to us but the proxy does not indicate how it should be voted on this proposal, the shares subject to the proxy will be voted “FOR” the election of the nine nominees named in this proxy statement to our Board of Directors.

Q:	What if a stockholder returns a proxy but withholds authority to vote for one or more nominees?
A:

If a stockholder submits a properly executed proxy to us and the proxy withholds authority to vote for one or more nominees, the shares subject to the proxy will not be voted for that nominee or those nominees and will be voted “FOR” the remaining nominee(s), if any.

Q:	What if a stockholder is a beneficial owner of shares held in “street name” and fails to provide voting instructions with respect to Proposal No. 1?
A:

If a stockholder is the beneficial owner of shares held in “street name” through its bank, broker or other nominee, the bank, broker or other nominee will typically be prohibited from voting in its discretion on this proposal with respect to that stockholder’s shares and these “broker non-votes” will not affect the outcome of the election.

Questions With Respect to the Ratification of the Appointment of Auditors (Proposal No. 2)

Q:	What vote is required to approve the ratification of the appointment of auditors?
A:

Pursuant to our bylaws, this proposal requires the affirmative vote of the holders of stock having a majority of the votes that could be cast by the stockholders entitled to vote on the proposal that are present in person or by proxy at the annual meeting.

Q:	What if a stockholder returns a proxy but does not indicate how the shares should be voted with respect to Proposal No. 2?
A:

If a stockholder submits a properly executed proxy to us but the proxy does not indicate how it should be voted on this proposal, the shares subject to the proxy will be voted “FOR” the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2015.

Q:	What if our stockholder returns a proxy but instructs the proxy holder to abstain with respect to Proposal No. 2?
A:

If a stockholder submits a properly executed proxy to us and the proxy instructs the proxy holder to abstain from voting on this proposal, the shares subject to the proxy will not be voted, and will have the effect of a “NO” vote, with regard to this proposal.

Q:	What if a stockholder is a beneficial owner of shares held in “street name” and fails to provide voting instructions with respect to Proposal No. 2?

A:

If a stockholder is the beneficial owner of shares held in “street name” through its bank, broker or other nominee, the bank, broker or other nominee will typically have the authority to exercise its voting discretion to vote on this proposal.

General Questions

Q:	How can stockholders cast their vote?
A:	Stockholders may vote in one of the following ways:
•	by using the toll-free number shown on the proxy card (or voting instruction card if a stockholder received its proxy materials by mail from a bank, broker or other nominee);
•	by visiting the website shown on the proxy card (or voting instruction card) to submit a proxy via the Internet;
•	by completing, signing, dating and returning the enclosed proxy card (or voting instruction card) in the enclosed postage-paid envelope; or
•	by attending the annual meeting and voting their shares.
Q:	If a stockholder is not going to attend the annual meeting, should that stockholder return its proxy card or otherwise vote its shares?
A:

Yes. Returning the proxy card (or voting instruction card if a stockholder received its proxy materials by mail from a bank, broker or other nominee) or voting by calling the toll-free number shown on the proxy card (or voting instruction card) or visiting the website shown on the proxy card (or voting instruction card) to submit a proxy via the Internet ensures that the shares will be represented and voted at the annual meeting, even if the stockholder will be unable to or does not attend.

Q:	If a stockholder’s shares are held in “street name” through its bank, broker or other nominee, will that bank, broker or other nominee vote those shares?
A:

Banks, brokers or other nominees will not vote shares of a stockholder with respect to Proposal No. 1 unless the stockholder instructs its bank, broker or other nominee how to vote. A stockholder should follow the directions on the voting instruction card provided by its bank, broker or other nominee regarding how to instruct its bank, broker or other nominee to vote its shares. If a stockholder does not provide its bank, broker or other nominee with instructions, under New York Stock Exchange (“NYSE”) rules, that bank, broker or other nominee will not be authorized to vote with respect to Proposal No. 1, but may vote in its discretion with respect to Proposal No. 2.

Q:	Can a stockholder change its vote after mailing its proxy card?
A:	Yes. If a stockholder has properly completed and submitted its proxy card, that stockholder can change its vote in any of the following ways:
•	by filing with our Corporate Secretary an instrument in writing revoking the proxy;
•	by filing with our Corporate Secretary a duly executed proxy bearing a later date;
•

by logging onto the website specified on the proxy card (or voting instruction card if a stockholder received its proxy materials by mail from a bank, broker or other nominee) in the same manner a stockholder would to submit its proxy electronically or by calling the toll-free number specified on the proxy card (or voting instruction card) prior to the annual meeting, in each case if the stockholder is eligible to do so and following the instructions on the proxy card (or voting instruction card); or

•	by attending the annual meeting and voting in person.

Simply attending the annual meeting will not revoke a proxy. In the event of multiple online or telephone proxies by a stockholder, each proxy will supersede the earliest dated proxy and the proxy bearing the latest date will be deemed to be the final proxy of that stockholder unless that proxy is revoked.

If a stockholder holds shares in “street name” through its bank, broker or other nominee, and has directed that person to vote its shares, it should instruct that person to change its vote, or if, in the alternative, a stockholder holding shares in “street name” wishes to vote in person at the annual meeting, the stockholder must obtain a “legal proxy” from the bank, broker or other nominee and present the “legal proxy” at the annual meeting.

Q:	What should stockholders do now?
A:

After carefully reading and considering the information contained in this proxy statement, stockholders should complete their proxies or voting instruction cards as soon as possible so that their shares will be represented and voted at the annual meeting. Stockholders should follow the instructions set forth on the enclosed proxy card (or on the voting instruction card provided by the record holder if their shares are held in the name of a bank, broker or other nominee).

Q:	Who can answer my questions?
A:

If you have any questions about the annual meeting, need assistance in voting your shares or need additional copies of this proxy statement or the proxy card (or voting instruction card if you received your proxy materials from a bank, broker or other nominee), you should contact:

D.F. King & Co.

48 Wall Street, 22nd floor

New York, NY 10005

(877) 864-5059 (Toll Free)

(212) 269-5550 (Call Collect)

or

TRI Pointe Homes, Inc.

19540 Jamboree Road, Suite 300

Irvine, California 92612

Attention: Investor Relations

Telephone: (949) 478-8696

PROPOSAL NO. 1—

ELECTION OF DIRECTORS

All of our directors are elected annually at the annual meeting of stockholders. Stockholders are requested to elect the nine nominees named in this proxy statement to serve on our Board of Directors until his or her successor is elected and qualified or until his or her earlier resignation or removal.

The names of the nine nominees for director and their current positions and offices with us are set forth below. Each of the nominees is now a director. Detailed biographical information regarding each of these nominees is provided in “Board of Directors—Director Nominees.” The Nominating and Corporate Governance Committee of our Board of Directors has reviewed the qualifications of each of the nominees and has recommended to our Board of Directors that each nominee be submitted to a vote at the annual meeting.

All of the nominees for election have consented to being named in this proxy statement and to serve if elected. If any nominee is unable or unwilling to serve, our Board of Directors may designate a substitute nominee or reduce the size of our Board of Directors. If our Board of Directors designates a substitute nominee, proxies may be voted for that substitute nominee. Our Board of Directors knows of no reason why any nominee will be unable or unwilling to serve if elected.

Name	Age	Position

Mr. Douglas F. Bauer	53	Chief Executive Officer and Director
Mr. Lawrence B. Burrows	62	Independent Director
Mr. Daniel S. Fulton	66	Independent Director
Ms. Kristin F. Gannon	47	Independent Director
Mr. Steven J. Gilbert	67	Independent Director
Mr. Christopher D. Graham	40	Independent Director
Ms. Constance B. Moore	59	Independent Director
Mr. Thomas B. Rogers	75	Independent Director
Mr. Barry S. Sternlicht	54	Chairman of the Board of Directors and Independent Director

Required Vote

Directors are elected by a plurality of the votes cast in the election of directors. Therefore, the nine director nominees receiving the highest number of votes will be elected as directors. Stockholders may withhold authority to vote for one or more nominees. Because no other nominations were properly and timely received in accordance with our Bylaws, each of the nine nominees named in this proxy statement will be elected if he or she receives at least one vote. There is no cumulative voting in the election of directors. “Broker-non-votes” will not be treated as votes cast and will not affect the outcome with regard to this proposal.

Our Board of Directors recommends that stockholders vote “FOR” the election of each of the nine nominees to our Board of Directors.

PROPOSAL NO. 2—

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has approved the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2015 and has further recommended that our Board of Directors submit the selection of our independent registered public accounting firm for ratification by stockholders at the annual meeting. Ernst & Young LLP has served as our independent registered public accounting firm since 2009. Representatives of Ernst & Young LLP are expected to be present at the annual meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Neither our Bylaws, our Certificate of Incorporation, nor any other governing documents or applicable law require stockholder ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm. However, our Board of Directors is submitting the selection of Ernst & Young LLP to stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain Ernst & Young LLP, but may, nonetheless, retain Ernst & Young LLP as our independent registered public accounting firm. Even if the selection is ratified, the Audit Committee, in its discretion, may change the appointment at any time if they determine that such a change would be in the best interest of stockholders. For information concerning fees billed to us for the fiscal years ended December 31, 2013 and 2014, see “Audit Committee Matters – Independent Registered Public Accounting Firm Fees”.

Required Vote

This proposal regarding the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2015, must be approved by the affirmative vote of the holders of stock having a majority of the votes that could be cast by stockholders entitled to vote on the proposal that are present in person or by proxy at the annual meeting. Abstentions will be treated as being present and entitled to vote, and will have the effect of a “NO” vote, with regard to this proposal. This proposal is considered “routine,” therefore banks, brokers or other nominees may exercise their voting discretion in the absence of specific instructions with regard to this proposal.

Our Board of Directors recommends that stockholders vote “FOR” the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2015.

BOARD OF DIRECTORS

Composition of our Board of Directors

Our Certificate of Incorporation provides that the authorized number of directors shall not be fewer than three and shall be fixed from time to time solely by resolution adopted by affirmative vote of a majority of directors then in office. Our Board of Directors currently consists of nine directors.

Pursuant to an investor rights agreement with the Starwood Fund entered into on January 30, 2013 and amended on November 3, 2014, Starwood Fund has the right to nominate one member of our Board of Directors for as long as the Starwood Fund owns 5% or more of our outstanding common stock (excluding shares of common stock that are subject to issuance upon the exercise or exchange of rights of conversion or any options, warrants or other rights to acquire shares).  The investor rights agreement will automatically terminate upon the date on which the Starwood Fund owns less than 1% of our outstanding common stock.  Pursuant to the transaction agreement governing the Merger, our Board of Directors appointed Messrs. Burrows and Fulton and Mses. Gannon and Moore as directors following consummation of the Merger.

Director Nominees

Our Board of Directors believes that the board, as a whole, should possess a combination of skills, professional experience and diversity of backgrounds necessary to oversee our business. In addition, our Board of Directors believes there are certain attributes every director should possess. Accordingly, our Board of Directors and the Nominating and Corporate Governance Committee consider the qualifications of directors and director candidates individually and in the broader context of our Board of Directors’ overall composition and our current and future needs. Our Board of Directors believes that each director nominee possesses the qualities and experience that the Nominating and Governance Committee believes are important, as described in detail below in the section entitled “Corporate Governance—Committees of our Board of Directors—Nominating and Corporate Governance Committee.”

Our Board of Directors seeks out, and our Board of Directors is comprised of, individuals whose background and experience complement those of our other directors. The nominees for election to our Board of Directors, together with biographical information furnished by each of them and information regarding each nominee’s qualifications, are set forth below. There are no family relationships among our executive officers and directors.

DOUGLAS F. BAUER, 53, has served as our Chief Executive Officer and as a member of our Board of Directors since January 30, 2013. He was a member of TRI Pointe Homes, LLC’s (“TPH LLC”) board of managers prior to its conversion into a corporation. Prior to forming TPH LLC in April 2009, from 1989 to 2009, Mr. Bauer served in several capacities, including most recently the President and Chief Operating Officer, for William Lyon Homes, an internally managed homebuilding company whose common stock was listed on the NYSE from 1999 until the company was taken private in 2006. His prior titles at William Lyon Homes also included Chief Financial Officer and, prior thereto, President of its Northern California Division. Prior to his 20-year tenure at William Lyon Homes, Mr. Bauer spent seven years at Security Pacific National Bank in Los Angeles, California in various financial positions. Mr. Bauer has more than 25 years of experience in the real estate finance, development and homebuilding industry. Mr. Bauer has been involved in both legislative efforts and community enhancement programs through his involvement in the California Building Industry Association and HomeAid Orange County, a charitable organization with the mission of building or renovating shelters for the temporarily homeless, which serves individuals and families who find themselves without shelter due to such factors as domestic violence, job loss, catastrophic illness and crisis pregnancy. Mr. Bauer received his B.A. from the University of Oregon and later received his M.B.A. from the University of Southern California. As our Chief Executive Officer, Mr. Bauer has intimate knowledge of our business and operations, and he provides our Board of Directors with extensive experience in real estate finance, operations and development, as well as a familiarity with the workings of the homebuilding industry.

LAWRENCE B. BURROWS, 62, has served as a member of our Board of Directors since July 7, 2014. Mr. Burrows served as Senior Vice President of Wood Products for Weyerhaeuser Company from 2010 through 2013, when he retired after 25 years with the company. From 2008 to 2010, Mr. Burrows was President and Chief

Executive Officer of WRECO. Prior to becoming WRECO’s President and Chief Executive Officer, he served as President of Winchester Homes, a WRECO subsidiary, from 2003 to 2008. Before joining Weyerhaeuser Company and WRECO, Mr. Burrows was a real estate consultant and developer. Mr. Burrows served on the Board of Habitat for Humanity, Seattle/King County, and HomeAid of Northern Virginia. Currently, he is a Senior Policy Fellow at the Edward J. Bloustein School of Planning and Public Policy, Rutgers University, and an advisor to the Chesapeake Multi-Cultural Center. Mr. Burrows earned a B.A. from Rutgers University, a Masters in City Planning from the University of Pennsylvania, and is a graduate of the Wharton School of Business Advanced Management Program. He is the author of Growth Management: Issues, Techniques and Policy Implications, published by the Center for Urban Policy Research at Rutgers University.  Our Board of Directors believes that Mr. Burrows’ experience in real estate development and homebuilding, along with his familiarity with the WRECO business, is a tremendous benefit to the Board of Directors.

DANIEL S. FULTON, 66, has served as a member of our Board of Directors since July 7, 2014.  Mr. Fulton served as President, Chief Executive Officer and a member of the board of directors of Weyerhaeuser Company from 2008 through 2013, when he retired after nearly 38 years with the company. Prior to becoming Weyerhaeuser Company’s Chief Executive Officer, Mr. Fulton served as the President and Chief Executive Officer of WRECO from 2001 to 2008. During Mr. Fulton’s tenure as Weyerhaeuser Company’s Chief Executive Officer, he was a member of the Business Roundtable (BRT), where he served as the chair of the BRT Housing Subcommittee, and served on the boards of a number of industry associations, including NAFO (the National Alliance of Forest Owners), NAREIT (National Association of Real Estate Investment Trusts), SFI (Sustainable Forest Initiative) and the AF&PA (American Forest and Paper Association). Mr. Fulton is the past chair of the Washington Roundtable, where he continues as a member of the Executive Committee, and is the past chair of the Policy Advisory Board of the Joint Center for Housing Studies at Harvard University, where he continues to serve as an Executive Fellow. Mr. Fulton is a director of Saltchuk Resources, a privately-owned company primarily engaged in transportation and distribution, and a member of the Advisory Board for the Foster School of Business at the University of Washington. Mr. Fulton graduated with a B.A. in economics from Miami University (Ohio) in 1970. He received an M.B.A. in finance from the University of Washington in 1976, and he completed the Stanford University Executive Program in 2001. From 1970 to 1974, he served on active duty as an officer in the U.S. Navy Supply Corps.  Our Board of Directors believes that Mr. Fulton’s intimate knowledge of the WRECO business and his extensive experience in real estate finance and development is valuable to the Board of Directors.

KRISTIN F. GANNON, 47, has served as a member of our Board of Directors since July 7, 2014.  Ms. Gannon is currently a partner at Dean Bradley Osborne in San Francisco. Prior to joining Dean Bradley Osborn, Ms. Gannon was a Managing Director at Goldman Sachs from 2006 to 2012, where she was head of the Real Estate banking group in the west region. While at Goldman Sachs, she served as financial and strategic advisor to several private and publicly traded real estate companies and advised on mergers, sales, divestitures, capital raising and recapitalizations. Prior to her time with Goldman Sachs, Ms. Gannon was an Executive Director at Morgan Stanley from 1998 to 2006, where she was head of west coast real estate. Ms. Gannon has also worked at Merrill Lynch, the Deloitte & Touche Realty Consulting Group and Keyser Marston. Ms. Gannon is a board member of Lineage Logistics Holdings, LLC, the James Campbell Company in Hawaii and the nonprofit Aim High in San Francisco. She is also a member of the Policy Advisory Board of the Fisher Center at UC Berkeley and the Urban Land Institute. Ms. Gannon earned a B.S. in Business Administration from the University of California, Berkeley, and an M.B.A. from the MIT Sloan School of Management.  Our Board of Directors believes that Ms. Gannon provides substantial experience in real estate finance.

STEVEN J. GILBERT, 67, has served as a director on our Board of Directors since January 30, 2013. Mr. Gilbert is Chairman of the Board of Gilbert Global Equity Partners, L.P., a billion dollar private equity fund and has served in this capacity since 1998. He is also a director of Fairholme Funds (Nasdaq: FAIRX), an open-end investment company; Senior Advisor to Continental Grain; a director of MBIA, Inc, (NYSE: MBI), and is the Lead Independent Director of the Empire State Realty Trust (NYSE: ESRT). He is Vice Chairman of MidOcean Equity Partners, LP, and served as the Vice Chairman of Stone Tower Capital from January 2007 until April 2012 and as the Senior Managing Director and Chairman of Sun Group (USA) until 2009. From 1992 to 1997 he was a Founder and Managing General Partner of Soros Capital L.P., the principal venture capital and leveraged transaction entity of the Quantum Group of Funds, and a principal Advisor to Quantum Industrial Holdings Ltd. From 1988 to 1992, he was the Managing Director of Commonwealth Capital Partners, L.P., a private equity investment firm. Prior to that, from 1984 to 1988, Mr. Gilbert was the Managing General Partner of Chemical Venture Partners (now J. P. Morgan

Capital Partners), which he founded. Mr. Gilbert was admitted to the Massachusetts Bar in 1970 and practiced law at Goodwin Procter & Hoar in Boston, Massachusetts. He was an associate in corporate finance at Morgan Stanley & Co. from 1972 to 1976, a Vice President at Wertheim & Co., Inc. from 1976 to 1978 and a Managing Director at E. F. Hutton International from 1978 to 1980. Mr. Gilbert was recently Chairman of the Board of Dura Automotive Systems, Inc., Chairman of CPM Holdings, True Temper Sports and a Director of J. O. Hambro Capital Management Group and the Asian Infrastructure Fund. Previously, Mr. Gilbert has been a Director of numerous companies, including Monteplier Re, Olympus Trust, Office Depot, Inc., Funk & Wagnalls, Inc., Parker Pen Limited, Piggly Wiggly Southern, Inc., Coast Community News, Inc., GTS-Duratek, Magnavox Electronic Systems Company, UroMed Corporation, Star City Casino Holdings, Ltd., Katz Media Corporation, Airport Group International, Batavia Investment Management, Ltd., Affinity Financial Group, Inc., ESAT Telecom, Ltd., Colep Holding, Ltd., NFO Worldwide, Terra Nova (Bermuda) Holdings, Limited and Veritas-DCG. He was the principal owner, Chairman and Chief Executive Officer of Lion’s Gate Films from 1980 to 1984. Mr. Gilbert is a member of the Council on Foreign Relations and the Global Agenda Council on Capital Flows of the World Economic Forum and a member of the Board of Governors of the Lauder Institute. Mr. Gilbert received his B.A. from the Wharton School at the University of Pennsylvania, his J.D. from the Harvard Law School and his M.B.A. from the Harvard Graduate School of Business. Mr. Gilbert provides our Board of Directors with vast investment management and leadership experience, and his prior and current service as a director of numerous publicly-held companies allows him to make valuable contributions to our Board of Directors.

CHRISTOPHER D. GRAHAM, 40, has served as a member of our Board of Directors since July 7, 2014. Mr. Graham is a Senior Managing Director at Starwood Capital Group, supervising its investments in North America. Mr. Graham is responsible for originating, structuring, underwriting and closing investments in all property types. At Starwood Capital Group, he has managed Starwood Land Ventures and overseen Starwood’s investments in approximately 10,000 residential lots. In addition, he has overseen the acquisition of approximately $300 million of non-performing single-family residential loans. Prior to joining Starwood Capital Group in 2002, Mr. Graham was with CB Richard Ellis in Washington, D.C., where he was Director of its Financial Consulting Group for the Eastern Region of the United States. Prior to this role, Mr. Graham was Associate Director, Eastern Region of CB Richard Ellis’ Investment Properties Group. Mr. Graham received a B.B.A. in finance from James Madison University and an M.B.A. from Harvard Business School.  Our Board of Directors believes that Mr. Graham provides substantial financial and investment management experience to it.

CONSTANCE B. MOORE, 59, has served as a member of our Board of Directors since July 7, 2014. She has served as a director of Civeo Corporation (NYSE:  CVEO) since June 2014. Ms. Moore served as a Director of BRE Properties. Inc. (NYSE: BRE) from September 2002 until BRE was acquired in April 2014. Ms. Moore served as President and Chief Executive Officer of BRE from January 2005 until April 2014, served as President and Chief Operating Officer from January 2004 until December 2004 and served as Executive Vice President & Chief Operating Officer from September 2002 to December 2003. Ms. Moore has more than 35 years of experience in the real estate industry. Prior to joining BRE in 2002, she was a managing director of Security Capital Group & Affiliates. From 1993 to 2002, Ms. Moore held several executive positions with Security Capital Group, including co-chairman and chief operating officer of Archstone Communities Trust. Ms. Moore holds an M.B.A. from the University of California, Berkeley, Haas School of Business and a bachelor’s degree from San Jose State University. In 2009, she served as chair of the NAREIT. Currently, she is the chair of the Fisher Center for Real Estate and Urban Economics Policy Advisory Board at UC Berkeley, a member of the Urban Land Institute, serves on the board of the Tower Foundation at San Jose State University and is a Trustee for the City of Hope in Duarte, California.  Our Board of Directors believes that Ms. Moore provides it with significant leadership and real estate management experience.

THOMAS B. ROGERS, 75, has served as a director of our Board of Directors since January 30, 2013. Until his retirement in January 2009, Mr. Rogers served as Executive Vice President in charge of City National Bank’s Southern Region. In that position, he oversaw the delivery of commercial banking, private client and wealth management services to clients throughout Orange County, the greater San Diego area and the Inland Empire. Before joining City National Bank in 2000, Mr. Rogers served for eight years as Senior Vice President and Treasurer of The Irvine Company. Prior to that, Mr. Rogers spent more than 25 years with two major financial institutions. Specifically, he served as Executive Vice President and Division Administrator of Security Pacific National Bank’s Real Estate Industries Group, Southern Division, and prior to that was Senior Vice President and Chief Credit Officer for Security Pacific’s California Corporate Group. His previous banking career also included 15 years with the National Bank of Detroit in corporate lending assignments. In his retirement, Mr. Rogers serves as Chairman of the Board of Directors of Plaza Bank, a community business bank located in Irvine, California. He was appointed to the board of Plaza Bank in June 2009 and elected Chairman in December 2009. He also serves on the Board of Directors of Memorial Health Services, a six hospital, integrated healthcare organization headquartered in Fountain Valley, California. Mr. Rogers received his B.A. in Business Administration from Eastern Michigan University, attended graduate school at Wayne State University in Detroit, and completed the curriculum of the Graduate School of Banking at the University of Wisconsin in Madison and the National Commercial Lending School at the University of Oklahoma. Mr. Rogers provides our Board of Directors with a wealth of financial management knowledge, and his extensive executive and leadership experience makes him a valuable contributor to the Board of Directors.

BARRY S. STERNLICHT, 54, has served as the Chairman of our Board of Directors since January 30, 2013. Prior to TRI Pointe’s conversion into a corporation, he served as Chairman of the board of managers of TPH LLC. Mr. Sternlicht has been the Chairman and Chief Executive Officer of Starwood Capital Group since its formation in 1991. He also has been the Chairman of the Board of Directors and the Chief Executive Officer of Starwood Property Trust, Inc., (NYSE: STWD), since its formation in 2009. Over the past 23 years, Mr. Sternlicht has structured investment transactions with an asset value of more than $40 billion. From 1995 through early 2005, he was the Chairman and Chief Executive Officer of Starwood Hotels & Resorts Worldwide, Inc., a NYSE-listed company he founded in 1995. Mr. Sternlicht is the Chairman of the Board of Baccarat, S.A. He also serves on the Board of Directors of The Estée Lauder Companies, Inc. (NYSE: EL) and Restoration Hardware Holdings, Inc. (NYSE: RH). Mr. Sternlicht is a Trustee of Brown University. He serves as Chairman of the Board of The Robin Hood Foundation and is on the boards of the Pension Real Estate Association (PREA), the Real Estate Roundtable, the Dreamland Film & Performing Arts Center and the Executive Advisory Board of Americans for the Arts Organization. Mr. Sternlicht is a member of the World Presidents Organization. Mr. Sternlicht received his B.A., magna cum laude, with honors from Brown University. He later earned his M.B.A. with distinction from Harvard Business School. Mr. Sternlicht provides our Board of Directors with a wealth of investment management experience along with extensive experience in real estate finance and development, and our Board of Directors believes Mr. Sternlicht provides a valuable perspective as its Chairman.

CORPORATE GOVERNANCE

Director Independence

Our Board of Directors has determined that 8 of its directors, Mses. Gannon and Moore and Messrs. Burrows, Fulton, Gilbert, Graham, Rogers and Sternlicht, constituting a majority, satisfy the listing standards for independence of the NYSE and Rule 10A-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The non-management directors meet regularly in executive sessions outside the presence of management, and Mr. Sternlicht, as Chairman, currently presides at all executive sessions of the non-management directors. Additionally, Mr. Gilbert serves as Lead Independent Director.

Leadership Structure of our Board of Directors

Our Corporate Governance Guidelines provide that our Board of Directors is free to select a Chairman in the manner it considers to be in our best interest and that the role of Chairman and Chief Executive Officer may be filled by a single individual or two different persons. In 2014, our Board of Directors amended our Bylaws to provide that the position of Chairman is not an officer position. This provides our Board of Directors with flexibility to decide what leadership structure is in our best interests at any point in time. Currently, these roles are separate: Mr. Sternlicht serves as Chairman and Mr. Bauer serves as Chief Executive Officer. At this time, our Board of Directors has determined that having the Chairman and Chief Executive Officer roles separate is in our best interest, as it allows the Chairman to focus on the effectiveness of our Board of Directors and oversight of our senior management team while the Chief Executive Officer focuses on executing our strategy and managing our business. In the future, however, our Board of Directors may determine that it is in our best interest to combine the roles of Chairman and Chief Executive Officer.

Role of our Board of Directors in Risk Oversight

One of the key functions of our Board of Directors is informed oversight of the risk management process. Our Board of Directors administers this oversight function directly, with support from three of its standing committees—the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee, each of which addresses risks specific to its respective areas of oversight. The full Board of Directors monitors risks through regular reports from each of the committee chairs, and is apprised of particular risk management matters in connection with its general oversight and approval of corporate matters. In connection with its reviews of our operations and corporate functions, our Board of Directors addresses the primary risks associated with those operations and corporate functions. In addition, our Board of Directors reviews the risks associated with our business strategies periodically throughout the year as part of its consideration of undertaking any such business strategies. In addition, our Board of Directors, with assistance from senior management, intends to establish appropriate orientation programs, sessions or materials for newly elected directors to our Board of Directors to familiarize these directors with, among other things, risk management issues.

In connection with its risk management role, the Audit Committee considers and discusses with management our major financial risk exposures and the steps management takes to monitor and control these exposures. The Audit Committee oversees the policies and processes relating to financial statements, financial reporting processes, compliance and auditing, as well as the guidelines, policies and processes for monitoring and mitigating related risks. The Audit Committee also monitors compliance with legal and regulatory requirements, in addition to oversight of the performance of our internal audit function. The Compensation Committee assesses and monitors whether any of our compensation policies and programs have the potential to encourage excessive risk-taking. The Nominating and Corporate Governance Committee provides oversight with respect to corporate governance and ethical conduct and monitors the effectiveness of the Company’s corporate governance guidelines, including whether such guidelines are successful in preventing illegal or improper liability-creating conduct. In performing their respective functions, each committee has full access to management, as well as the ability to engage advisors.

It is neither feasible nor desirable to attempt to monitor or eliminate all risk. Accordingly, we necessarily face, and will continue to face, a variety of risks in the conduct of our business and there can be no assurance that our Board of Directors and committees’ oversight will be effective in identifying and addressing all material risks. The foregoing description of the role of our Board of Directors in risk oversight does not express or imply any additional or special duties, the duties of directors being only those prescribed by applicable law.

Meetings of our Board of Directors

Our Board of Directors held 7 meetings during fiscal year 2014. Each member of our Board of Directors attended 75% or more of the aggregate number of meetings of the board of directors, and of the committees on which he was serving, held during fiscal year 2014 for which he was a director or committee member. In accordance with its Corporate Governance Guidelines, we invite and generally expect our directors to attend the annual meeting.

Committees of our Board of Directors

Our bylaws permit our Board of Directors to designate one or more committees, including (i) an Audit Committee, (ii) a Compensation Committee and (iii) a Nominating and Corporate Governance Committee. The current members of each of these committees are set forth in the following table:

Name	Audit	Compensation	Nominating and Corporate Governance

Lawrence B. Burrows			X
Daniel S. Fulton	X
Kristin F. Gannon		X*
Steven J. Gilbert		X	X
Christopher D. Graham	X
Constance B. Moore		X
Thomas B. Rogers	X*
Barry S. Sternlicht			X*

*	Committee Chair

The Audit, Compensation, and Nominating and Corporate Governance committees each have a written charter that is available on our website at www.tripointegroup.com in the Corporate Governance – Governance Documents section of the Investors webpage. We also have an Executive Land Committee, comprised of Messrs. Fulton, Gilbert and Graham, which reviews and approves land acquisitions or dispositions with a purchase price greater than $30 million but less than $75 million.

Audit Committee. The Audit Committee of our Board of Directors, pursuant to its written charter, oversees, among other matters: (i) our financial reporting, auditing and internal control activities; (ii) the integrity and audits of our financial statements; (iii) our compliance with legal and regulatory requirements; (iv) the qualifications and independence of our independent auditors; (v) the performance of our internal audit function and independent auditors; and (vi) our overall risk exposure and management. Duties of the Audit Committee also include the following:

•	annually reviewing and assessing the adequacy of the Audit Committee charter and the performance of the Audit Committee;
•	being responsible for the appointment, retention and termination of our independent auditors and determining the compensation of its independent auditors;
•	reviewing with the independent auditors the plans and results of the audit engagement;
•	evaluating the qualifications, performance and independence of our independent auditors;
•	having sole authority to approve in advance all audit and non-audit services by our independent auditors, the scope and terms thereof, and the fees therefor;

•	reviewing the adequacy of our internal accounting controls;
•	periodically reviewing with management our cybersecurity program;
•	meeting at least quarterly with our senior management team, internal audit staff and independent auditors in separate executive sessions; and
•	preparing the Audit Committee report required by SEC regulations to be included in our annual proxy statement.

The Audit Committee is composed of three directors, Messrs. Rogers, Fulton and Graham, each of whom is a non-employee and satisfies the independence requirements under the applicable listing standards of the NYSE and the applicable rules of the SEC, and otherwise satisfies the applicable requirements for audit committee service imposed by the Exchange Act, the NYSE, as well as any other applicable legal or regulatory requirements. Our Board of Directors, in its business judgment, has determined that each of these members is “financially literate” under the rules of the NYSE. Mr. Rogers serves as the Chairperson of the Audit Committee. Our Board of Directors has designated Mr. Rogers as the Audit Committee financial expert, as that term is defined by the SEC. The Audit Committee met four times during fiscal year 2014.

Compensation Committee. The Compensation Committee of our Board of Directors, pursuant to its written charter, has the following responsibilities, among others:

•	assists our Board of Directors in developing and evaluating potential candidates for executive officer positions and overseeing the development of executive succession plans;
•	administers, reviews and makes recommendations to our Board of Directors regarding our compensation plans;
•

annually reviews and approves our corporate goals and objectives with respect to compensation for executive officers and, at least annually, evaluates each executive officer’s performance in light of such goals and objectives to set each executive officer’s annual compensation, including salary, bonus and equity and non-equity incentive compensation, subject to approval by our Board of Directors;

•	provides oversight of management’s decisions regarding the performance, evaluation and compensation of other officers;
•

reviews our incentive compensation arrangements to confirm that incentive pay does not encourage unnecessary risk-taking and reviews and discusses, at least annually, the relationship between risk management policies and practices, business strategy and our executive officers’ compensation;

•	assists management in complying with our proxy statement and annual report disclosure requirements;
•	discusses with management the compensation discussion and analysis required by SEC regulations; and
•	prepares a report on executive compensation to be included in our annual proxy statement.

The Compensation Committee may form, and delegate authority to, subcommittees when it deems appropriate to the extent permitted under applicable law. In addition, the Compensation Committee may delegate certain of its authority under the 2013 Long-Term Incentive Plan to our Board of Directors or, subject to applicable law, to our Chief Executive Officer or such other executive officer as the Compensation Committee deems appropriate; provided, that the Compensation Committee may not delegate its authority under the 2013 Long-Term Incentive Plan to our Chief Executive Officer or any other executive officer with regard to the selection for participation in the 2013 Long-Term Incentive Plan of an executive officer, director or other person subject to Section 16 of the Exchange Act or decisions concerning the timing, price or amount of an award to such an officer, director or other person.

The Compensation Committee is composed of three directors, Ms. Gannon, Mr. Gilbert and Ms. Moore, each of whom is a non-employee and (i) satisfies the independence requirements under the applicable listing standards of the NYSE and the applicable rules of the SEC, (ii) otherwise satisfies the applicable requirements for compensation committee service imposed by the Exchange Act and the NYSE, (iii) meets the requirements for a “non-employee director” contained in Rule 16b-3 under the Exchange Act, and (iv) meets the requirements for an “outside director” for the purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), as well as any other applicable legal or regulatory requirements.

Our Chief Executive Officer, President and Chief Financial Officer do not participate in the Committee’s deliberations concerning their own compensation or the compensation of directors. However, they meet with the Compensation Committee and provide input regarding the amount and form of the compensation of our executive officers and key employees. No other executive officers participate in the Committee’s deliberations of the amount or form of the compensation of executive officers or directors.

The Compensation Committee has the authority to retain and terminate any compensation consultant to be used to assist in the evaluation of executive officer compensation. The Compensation Committee has retained Semler Brossy Consulting Group, LLC as its independent compensation consultant. The compensation consultant provides the Compensation Committee with data about the compensation paid by a peer group of companies and other companies that may compete with us for executives, and develops recommendations for structuring our compensation programs. The compensation consultant is engaged solely by the Compensation Committee and does not provide any services directly to us or our management. The Compensation Committee met six times during the fiscal year 2014.

Compensation Committee Interlocks and Insider Participation. No member of the Compensation Committee is, or has been at any time, our officer or employee, nor has any member had any relationship with us requiring disclosure under Item 404 of Regulation S-K. None of our executive officers currently serves, or in the past year has served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our Board of Directors or Compensation Committee.

Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee of our Board of Directors, pursuant to its written charter, has the following responsibilities, among others:

•

identifies individuals qualified to become members of our Board of Directors and ensures that our Board of Directors has the requisite expertise and its membership consists of persons with sufficiently diverse and independent backgrounds;

•	develops, and recommends to our Board of Directors for its approval, qualifications for director candidates and periodically reviews these qualifications with our Board of Directors;
•	reviews the committee structure of our Board of Directors and recommends directors to serve as members or chairs of each committee of our Board of Directors;
•	reviews and recommends committee slates annually and recommends additional committee members to fill vacancies as needed;
•

develops and recommends to our Board of Directors a set of corporate governance guidelines applicable to us and, at least annually, reviews such guidelines and recommends changes to our Board of Directors for approval as necessary; and

•	oversees the annual self-evaluations of our Board of Directors and management.

The Nominating and Corporate Governance Committee is composed of three directors, Messrs. Burrows, Gilbert and Sternlicht, each of whom is a non-employee and satisfies the independence-related requirements of the NYSE as well as any other applicable legal or regulatory requirements. The Nominating and Corporate Governance Committee met twice during fiscal year 2014.

In evaluating candidates for nomination to our Board of Directors, the Nominating and Corporate Governance Committee takes into account the applicable requirements for directors under the Exchange Act and the listing standards of the NYSE. The Nominating and Corporate Governance Committee may take into consideration such other factors and criteria that it deems appropriate in evaluating a candidate, including the candidate’s judgment, skill, integrity, diversity, business or other experience, time availability in light of other commitments and conflicts of interest. The Nominating and Corporate Governance Committee may (but is not required to) consider candidates suggested by management or other members of our Board of Directors. Although the Nominating and Corporate Governance Committee does not have a formal policy on diversity with regard to its consideration of director nominees, it considers diversity in its selection process and seeks to nominate candidates that have a diverse range of views, backgrounds, leadership and business experience.

Policy Regarding Stockholder Recommendations

We identify new director candidates through a variety of sources. Although the Nominating and Corporate Governance Committee does not have a formal policy regarding consideration of director candidates recommended by stockholders, our Corporate Governance Guidelines provide that, when formulating its director nomination recommendations, the Nominating and Corporate Governance Committee will consider candidates recommended by stockholders and others, as it deems appropriate. In considering candidates submitted by stockholders, the Nominating and Corporate Governance Committee will take into consideration the needs of our Board of Directors and the qualifications of the candidate. Stockholders may propose director nominees by adhering to the advance notice procedures described in the section entitled “Stockholder Proposals for 2016 Annual Meeting” in this proxy statement. The Nominating and Corporate Governance Committee may also establish procedures, from time to time, regarding submission of candidates by stockholders and others.

In considering director candidates for election at the annual meeting, the Nominating and Corporate Governance Committee did not consider nominees other than the nine incumbent directors listed in Proposal No. 1 of this proxy statement, as no new candidates were proposed and the incumbent directors continue to exhibit the qualifications described above.

Code of Business Conduct and Ethics

Our Board of Directors has adopted the TRI Pointe Homes, Inc. Code of Business Conduct and Ethics that applies to all officers, directors and employees. Additionally, our Board of Directors has adopted the TRI Pointe Homes, Inc. Code of Ethics for Senior Executive and Financial Officers that applies to the Chief Executive Officer, Chief Financial Officer and Chief Accounting Officer (or persons performing similar functions to the aforementioned officers). The Code of Business Conduct and Ethics along with the Code of Ethics for Senior Executive and Financial Officers are available on our website at www.tripointehomes.com in the Corporate Governance—Governance Documents section of the Investors webpage. If any substantive amendments to either the Code of Business Conduct and Ethics or the Code of Ethics for Senior Executive and Financial Officers are made, or any waiver from a provision of either Code is granted to any executive officer or director, we will promptly disclose the nature of the amendment or waiver on our website.  We have adopted these codes as guides for future conduct and they should not be considered to constitute representations as to past compliance.

Corporate Governance Guidelines

Our Corporate Governance Guidelines are available on our website at www.tripointehomes.com in the Corporate Governance—Governance Documents section of the Investors webpage.

Stockholder Communications with our Board of Directors

Our stockholders and other interested persons who want to communicate directly with our Board of Directors as a group, the Chairman of our Board of Directors, the lead independent director, the non-management directors as a group or any individual director may do so by delivering such communication in care of our Corporate Secretary at: TRI Pointe Homes, Inc., Presiding Director or Non-Management Directors c/o Corporate Secretary, 19540 Jamboree Road, Suite 300, Irvine, CA 92612.

All communications must be accompanied by the following information:

•	if the person submitting the communication is a stockholder, a statement of the number of shares of our common stock that the person holds;
•	if the person submitting the communication is not a stockholder, the nature of the person’s interest in us;
•	any special interest, meaning an interest not in the capacity as a stockholder, of the person in the subject matter of the communication; and
•	the address, telephone number and e-mail address, if any, of the person submitting the communication.

Communications received in writing are forwarded to our Board of Directors as a group, the lead independent director, the non-management directors as a group or any individual director to whom the communication is directed. However, the following communications will not be forwarded: any threatening, incoherent, obscene, defamatory or similarly inappropriate communication; any communication that involves an ordinary business matter (such as a job inquiry, a business account or transaction, a request for information about us, form letters, spam, invitations and other forms of mass mailings); surveys; and any communication that does not relate to matters relevant to us or our business, unless requested by a director or at management’s discretion. At each meeting of our Board of Directors, a summary of all such communications received since the last meeting that were not forwarded will be presented and those communications are available to directors on request.

COMPENSATION DISCUSSION AND ANALYSIS

In this Compensation Discussion and Analysis (“CD&A”), we describe our 2014 compensation practices, programs, and decisions for our Named Executive Officers (“NEOs”). For 2014, our NEOs are:

•	Douglas F. Bauer, Chief Executive Officer (“CEO”)
•	Thomas J. Mitchell, President and Chief Operating Officer (“COO”)
•	Michael D. Grubbs, Chief Financial Officer (“CFO”) and Treasurer
•	Glenn J. Keeler, Vice President and Chief Accounting Officer
•	Bradley W. Blank, Vice President, General Counsel and Secretary

For a list of all of our current executive officers, see “Management”.

Introduction and Compensation Philosophy

We designed our executive officer compensation programs to achieve the following key objectives:

•	Align the interests of our executives with our stockholders and motivate executive officers to grow long-term stockholder value;
•	Reinforce our pay for performance culture by aligning the compensation realized by our executive officers to the achievement of company goals;
•	Provide a total compensation opportunity that allows us to attract and retain talented executive officers; and
•	Use incentive compensation to promote desired behavior without encouraging unnecessary risk-taking.

Outlined below are the tools we use to obtain these objectives:

Link Pay to Performance:  We link a significant portion of executive officer compensation to performance.  On average, approximately 65% of 2014 NEO compensation is performance-based and is tied to our financial performance and/or the performance of our stock price.  For our top three executive officers, 75% is performance-based.

Incentivize Long-term Performance:  We make equity awards to motivate long-term performance and align the interests of our executive officers with our stockholders.  On average, nearly 40% of 2014 NEO total direct compensation is equity-based, with vesting over three years.  For our top three executives, equity is 50% of their total compensation.

Balance Performance Considerations: Our compensation plans balance short-term and long-term performance factors to motivate performance while mitigating incentives for undue risk-taking. Starting in 2015, we have further enhanced this balance by adding performance metrics to a portion of our equity incentives with success measured over a three-year period.

Maintain Rigorous Stock Ownership Guidelines: In 2015, we established minimum ownership requirements of 5x base salary for the CEO and COO, 3x base salary for the CFO, and 1x base salary for Corporate Vice Presidents and Homebuilding Presidents.  These guidelines encourage ownership and further align our executives with our stockholders.

These pay practices are discussed in more detail under “2014 NEO Compensation Decisions” and “2015 NEO Pay Programs” below.

In addition to these compensation practices, we are dedicated to the highest standards of good governance for our executive compensation plans.  This includes:

What We Do

✓

Engage an Independent Consultant: Since our initial public offering in 2013, our Compensation Committee has engaged an independent compensation consultant that does not provide any other services to us.

✓

Appoint an Independent Chairman of the Board: We separate the roles of Chairman of the Board and Chief Executive Officer.  This separation allows the Chairman to focus on the effectiveness of our Board of Directors and oversight of our senior management while our CEO focuses on executing our strategy and managing our business.

✓	Prohibit the Hedging of Company Stock: We prohibit all employees and directors from engaging in hedging transactions.

✓

Establish a Clawback Policy: In 2015, we adopted a clawback policy that provides for recoupment of incentive compensation in the event of a restatement of financial results and misconduct of an executive officer.

What We Do Not Do

✗	Provide Tax Gross Ups on change in Control Benefits.

✗	Provide Excessive Executive Perquisites.

✗	Provide Tax Gross Ups on Perquisites or Benefits.

✗	Automatically Accelerate Vesting of Awards Upon the Occurrence of a Change in Control.

✗	Guarantee Base Salary Increases or Incentive Payments for Executives.

✗	Allow for re-pricing Underwater Stock Options without Stockholder Approval.

2014 Business Context

Merger with WRECO

2014 was a transformative year for us and our compensation practices and programs are best understood in the context of the rapid growth in the size and scale of the Company.  In July 2014, we completed the Merger with WRECO.  The Merger ranked as one of the largest in homebuilding history and was valued at the time at approximately $2.8 billion.  As a result of the Merger:

•	We became one of the top 10 largest public homebuilders in the United States by equity market capitalization based on the closing price of our common stock on July 3, 2014;
•	We expanded and diversified our homebuilding operations from California and Colorado to the states of Arizona, Nevada, Maryland, Texas, Virginia and Washington;
•	We grew from 150 team members to over 960; and
•	We increased the number of lots that we owned or control to 29,718 at December 31, 2014.

Prior to the completion of our initial public offering on January 31, 2013, we were a closely held limited liability company in which Messrs. Bauer, Mitchell and Grubbs were members and senior officers (our “Founding NEOs”).  As a result, many of our compensation practices in 2014 have continued to reflect our transition from a private to public company and the legacy partnership pay practices for our Founding NEOs.

Implications for 2014 Executive Compensation

We developed our 2014 compensation practices before we closed the Merger.  Our compensation practices therefore reflect the size and structure of us as a much smaller entity.  As a result, the 2014 compensation of our NEOs is much lower than those of the largest homebuilding companies that are now our peers.  Key elements of 2014 pay decisions that reflect this context include:

•

We focused on the top three executive officers (Messrs. Bauer, Mitchell, and Grubbs) for Compensation Committee review.  Before the Merger, we qualified as an Emerging Growth Company under the SEC’s rules.  Consequently, only these three executives were classified as NEOs for our 2013 fiscal year.  Our CEO made compensation decisions for executives other than these three in 2014.

•	Market comparisons for assessing executive pay were designed to reflect companies with substantially lower revenues and smaller market capitalizations, consistent with our size before the Merger.
•

Starting in February 2014 we began to make annual equity awards to our NEOs and other key employees to align their interests more closely with the interests of our stockholders and encourage long-term retention.

The Compensation Committee did not adjust executive pay levels or practices in the second half of 2014 following the Merger to reflect our transformation into one of the largest homebuilders in the country.  Rather, the Compensation Committee spent the second half of the year assessing the implications of this transformation on the executives’ responsibilities and pay, and developing a transition strategy to make total pay competitive with peers.  These changes are discussed below in more detail under “2015 NEO Pay Programs.”

Additionally, we added several new executive officers in 2014 to address the significantly increased scale of our operations following the Merger.  These included an in-house general counsel, a chief accounting officer, a vice president of marketing, and the presidents of four of WRECO’s homebuilding subsidiaries.

Compensation Decision-Making Process

Role of the Compensation Committee

For 2014, the Compensation Committee was responsible for approving the compensation of our Founding NEOs only.  Mr. Blank joined us as Vice President and General Counsel in January 2014 and Mr. Keeler was promoted to Chief Accounting Officer in June 2014. Our CEO made the 2014 compensation decisions for Mr. Blank and Mr. Keeler.  Going forward, the Compensation Committee will be responsible for approving the compensation of all executive officers of the Company, as defined in the Committee Charter. The Compensation Committee relies on its own review and advice of its independent advisor in establishing top executive pay.  The Compensation Committee seeks the input of the CEO in making executive pay decisions, but all decisions are made by the Compensation Committee.

After the completion of fiscal year 2014, the Compensation Committee approved 2014 annual incentive payouts for our Founding NEOs based on the performance objectives established at the beginning of the year.  In April 2014, the Compensation Committee approved long-term incentive awards to our NEOs under our 2013 Long-Term Incentive Plan.

Independent Advisor to the Committee

Since our initial public offering, the Compensation Committee has engaged Semler Brossy Consulting Group (“Semler Brossy”) as its independent advisor.  Semler Brossy’s duties include preparation of material for the Compensation Committee’s NEO pay analysis, review of our peer group, recommendation for independent director compensation, discussion and analysis of potential incentive programs, and work on behalf of the Compensation Committee to review management’s recommendations to the Compensation Committee about executive pay matters. Semler Brossy has been retained by and reports directly to the Compensation Committee, and does not provide any services to us other than those described above. The Compensation Committee assessed Semler Brossy’s independence in light of the SEC requirements and NYSE listing standards and determined that Semler Brossy’s work did not raise any conflict of interest or independence concerns.

Peer Group and Market Data

The Compensation Committee periodically examines market data to understand both pay levels and pay practices. The Compensation Committee primarily reviews data from a peer group that consists of other publicly-traded homebuilding companies, which the Compensation Committee believes is an appropriate list of competitors for business and/or talent.  The Compensation Committee uses peer group data to assess the reasonableness of top executive officer pay and generally seeks to ensure the aggregate compensation for the top three executive officers is comparable to similarly-sized companies over time.

However, the Compensation Committee does not have an explicit pay positioning strategy relative to peers by component of pay or by executive, and our pay levels for the top three executive officers are intentionally less differentiated than would be expected in the market.  This limited differentiation recognizes that our Founding NEOs have historically functioned as partners in the business with greater sharing of responsibilities among executives than would be the case at many other companies.

The peer group below was approved by the Compensation Committee in April 2014 and used to support 2014 compensation decisions for our top three executives.

2014 Peer Group
Beazer Homes USA	NVR
Brookfield Residential	PulteGroup
D.R. Horton	Ryland Group
Hovnanian Enterprises	Standard Pacific
KB Home	Taylor Morrison
Lennar	Toll Brothers
M.D.C.	William Lyon Homes
M/I Homes	WCI Communities
Meritage Homes	UCP, Inc.

Many of the peer companies were larger than us at the beginning of 2014 (before the Merger), in terms of revenue and market capitalization, and so the peer group data were regressed based on relative revenues in order to understand the relationship between compensation levels and company size.  In addition to these publicly available proxy statement data, the Compensation Committee also considered pay data from general industry surveys to assess the reasonableness of the pay levels.

Going forward, the Compensation Committee has removed the following homebuilders from the peer group because they are significantly smaller than us following the Merger: William Lyon Homes, WCI Communities, and UCP, Inc.  Over time, the Compensation Committee intends to target aggregate pay for the CEO, COO, and CFO around the median of peers, without any explicit target positioning by component of pay or by executive.

2014 Advisory Vote on Executive Compensation

At our 2014 Annual Meeting of Stockholders, our stockholders voted to approve on an advisory basis the compensation of our NEOs. More than 99.5% of the votes cast with respect to this proposal were cast for approval of our NEOs’ compensation. The Compensation Committee determined that the executive compensation philosophy and compensation elements continued to be appropriate.  Although we continue to refine our compensation programs as a public company, we did not make any change specifically in response to the advisory vote of our stockholders.

In addition, our stockholders voted on an advisory basis with respect to the frequency of future advisory votes to approve the compensation of our NEOs.  Approximately 66% of the votes cast on this proposal were cast for a frequency of every three years.  Our Board of Directors believes that a vote every three years is a more appropriate timeframe for stockholders to assess executive pay practices at the Company as our executive pay practices continue to evolve and change with the transformation of the Company, and these changes will take place over a timeframe longer than a single year.

NEO Pay Programs

Our NEOs’ compensation mix emphasizes variable pay and promotes long-term stockholder value, but the Compensation Committee does not target a particular pay mix.  Our emphasis on incentive compensation creates greater alignment with the interests of our stockholders, focuses decision-makers on the creation of long-term value rather than only short-term results, and encourages prudent evaluation of risks.  The charts below illustrates the percentages of our NEOs’ percentage of target total direct compensation attributable to (i) salary; (ii) annual incentive target; and (iii) long-term incentives.  The incentive mix for our Founding NEOs is more substantially performance-based recognizing the higher level of responsibility of these executives and their greater ability to influence overall business results.

The table below describes the three elements of compensation for our NEOs.  In addition to these compensation elements, our NEOs participate in benefits and other programs as described in “Other Compensation Programs and Policies”.

Pay Element	Purpose	2014 Description

Salary	Provide a competitive level of fixed compensation to attract and retain talented executives	Fixed cash compensation level that is reviewed annually and adjusted depending on an executive officer’s responsibilities, performance, skills and experience as compared with relevant market data.

Annual Cash Incentive	Motivate and reward executives for achieving annual financial performance goals

Cash payment determined based upon achievement of a pre-established financial goal. For 2014, Messrs. Bauer, Mitchell and Grubbs’ annual incentive was based on EBITDA. Target opportunity for each executive expressed as a percentage of base salary.  Actual payouts can range from 0% to 125% of target, based on performance.

For 2014, Messrs. Blank and Keeler’s annual incentive was based on company and individual performance as determined by the CEO.

Long-term Incentive	Motivate and reward executives’ contributions to enhancing long-term shareholder value and the achievement of long-term business objectives; encourage executive retention

2014 long-term incentive grants consisted of 50% stock options and 50% restricted stock units (“RSUs”) for Messrs. Bauer, Mitchell and Grubbs.  For all other executive officers, including Messrs. Blank and Keeler, 2014 long-term incentive grants consisted of 100% RSUs. Stock options and RSUs vest ratably over a three year period.

2014 NEO Compensation Decisions

Salary

Our NEOs’ base salaries are intended to provide a competitive level of fixed compensation in order to attract and retain talented executives.  For 2013, our Founding NEOs’ base salaries were established by their employment agreements that were entered into immediately prior to our initial public offering.  Base salaries are generally set based on the executive’s responsibilities, performance, skills, and experience as compared with relevant market data.

The table below compares the NEOs’ base salaries for 2013 and 2014.

Executive	2013 Base Salary	2014 Base Salary	% Increase
Douglas F. Bauer	$410,000	$500,000	+22%
Thomas J. Mitchell	$400,000	$475,000	+19%
Michael D. Grubbs	$400,000	$450,000	+13%
Glenn J. Keeler	$175,000	$200,000	+14%
Bradley W. Blank*	—	$325,000	—

*	2013 base salary and % increase are not applicable because Mr. Blank was not our employee during fiscal year 2013.

In 2014, the base salaries for our Founding NEOs reflected significant increases as part of the Compensation Committee’s recognition that pay levels established prior to our initial public offering continued to lag market practices for public company executives.  These salary changes were made without consideration of the WRECO Merger in mid-2014.

Mr. Keeler’s 2014 base salary increase was approved by our CEO prior to the Merger, based on his responsibilities, performance, skills, and experience as compared with relevant market data. Mr. Blank joined us in January 2014.  His 2014 base salary was determined based on market information and his skills and prior experience.

Annual Cash Incentive

We designed our annual incentive program to motivate and reward executives for achieving pre-established company performance objectives. Under the 2014 annual incentive program, our Founding NEOs were each eligible to receive a cash bonus of up to a maximum of 125% of his base salary based on our achievement of a pre-established consolidated Earnings Before Interest Taxes and Depreciation and Amortization (“EBITDA”) goal. The EBITDA goal includes the financial results of WRECO and legacy TRI Pointe for the entire fiscal year 2014.  The Compensation Committee chose EBITDA as the performance metric because it believes that EBITDA is an important indicator of our profitability, and a key metric that stockholders use to assess the homebuilder industry.

For Messrs. Keeler and Blank, annual incentives were determined by the CEO based on overall Company performance and individual considerations, without reference to any specific formula or goal.

At the beginning of 2014, the Compensation Committee approved annual incentive targets for our Founding NEOs, and the CEO approved Mr. Keeler’s annual incentive target. These annual incentive targets are defined as a percentage of their base salary and are determined based on the executive’s responsibilities, skills, and experience as compared with relevant market data. Mr. Blank’s 2014 annual incentive target was established at the time of his hire based on market information and his skills and prior experience. The table below compares our executives’ 2013 and 2014 annual incentive targets:

	2013 Annual Incentive Target		2014 Annual Incentive Target
Executive	% of Salary	$	% of Salary	$
Douglas F. Bauer	100%	$410,000	100%	$500,000
Thomas J. Mitchell	100%	$400,000	100%	$475,000
Michael D. Grubbs	100%	$400,000	100%	$450,000
Glenn J. Keeler	50%	$87,500	75%	$150,000
Bradley W. Blank*	—	—	50%	$162,500

*	2013 annual incentive target not applicable because Mr. Blank was not our employee during fiscal year 2013.

As shown in table above, our Founding NEOs did not receive increases in their annual incentive targets as a percentage of base salary, but the dollar value of their annual incentive opportunity increased as a result of their 2014 base salary increases.

Under our annual incentive plan, the payouts may range from 0% to 125% of the Founding NEO’s target annual incentive opportunity, as follows:

•	Achievement of the threshold goal (75% of the relevant performance goal) would result in a cash bonus equal to 75% of the Founding NEO’s annual incentive target;
•	Achievement of the target goal (100% of the relevant performance goal) would result in a cash bonus equal to 100% of the Founding NEO’s annual incentive target;
•	Achievement of the maximum goal (125% of the relevant performance goal) would result in a cash bonus equal to 125% of the Founding NEO’s annual incentive target; and
•	Achievement between the threshold, target and maximum levels resulting in payments calculated on a linear one to one increase or decrease.

Achievement below threshold would result in zero incentive payout for the executives.

For fiscal year 2014, the EBITDA goal approved by the Compensation Committee after the consummation of the Merger was $324.2 million.  Actual EBITDA for fiscal year 2014 was approximately $269.4 million, or 83.1% of the EBITDA goal, as shown in the table below. Actual EBITDA and the EBITDA goal includes the financial results of WRECO and legacy TRI Pointe for the entire fiscal year 2014.

2014 Annual Incentive Results (dollars in thousands)
	Goal	Actual 2014	Percent of Target
EBITDA	$324,166	$269,364	83.1%

The table below presents the results of our 2014 annual incentive programs and the corresponding payouts to each executive based on these results.

		2014 Annual Incentive Payout
	Perf. (%)	% of Salary	$
Annual Incentive Based on EBITDA
Douglas F. Bauer	83.1%	83.1%	$415,500
Thomas J. Mitchell	83.1%	83.1%	$394,725
Michael D. Grubbs	83.1%	83.1%	$373,950

Annual Incentive Determined by CEO
Glenn J. Keeler	—	100%	$200,000
Bradley W. Blank	—	50%	$162,500

In addition to our regular annual incentive program, each of Messrs. Bauer, Mitchell, Grubbs and Keeler was eligible to receive a bonus in 2014 for their efforts in connection with the Merger.  These bonuses of $150,000 each for Messrs. Bauer, Mitchell and Grubbs and $50,000 for Mr. Keeler were paid upon the consummation of the Merger.  These are included under the Bonus column in the Summary Compensation Table below.

Long-term Incentives

The Compensation Committee believes that a substantial portion of each NEO’s compensation should be in the form of long-term equity incentive compensation. While our annual cash incentive plan rewards executives for actions that impact short-and mid-term performance, the Compensation Committee recognizes that long-term equity incentive awards also serve the interests of our stockholders by:

•	Giving key employees the opportunity to participate in the long-term appreciation of our common stock;
•

Encouraging executives to create and sustain stockholder value over longer periods because the value of equity awards is directly attributable to changes in the price of our common stock over time; and

•	Promoting executive retention because the full value of equity awards cannot be realized until vesting occurs, which generally requires continued employment for multiple years.

As part of the regular annual long-term incentive grants, in April 2014 the Compensation Committee determined the value of Founding NEOs’ equity awards based on the executive’s responsibilities, skills, experience and contributions, as assessed by the Compensation Committee in its discretion.  Also, as part of the regular annual long-term incentive grants, in April 2014 our CEO made recommendations to the Compensation Committee for other senior executives’, including Messrs. Blank and Keeler’s, equity awards based on the executive’s responsibilities, skills, experience, and contributions, and relevant market information.  The Compensation Committee granted executives long-term incentive awards as follows:

	2014 Target Long-term Incentive Awards
Executive	Options	RSUs	Total
Douglas F. Bauer	$500,000	$500,000	$1,000,000
Thomas J. Mitchell	$487,500	$487,500	$975,000
Michael D. Grubbs	$475,000	$475,000	$950,000
Glenn J. Keeler	—	$125,000	$125,000
Bradley W. Blank	—	$100,000	$100,000

These 2014 long-term incentive awards were granted in April 2014, following the Compensation Committee’s approval.  For the Founding NEOs, the Compensation Committee granted a combination of stock options (50% of grant value) and restricted stock units (50% of grant value). Stock options were granted because these awards create value only to the extent our stock price appreciates over the stock price at the time of grant, which we believe motivates our executives to focus on long-term value creation for our stockholders. RSUs were granted because these awards reward executives for stock price appreciation, while providing more stable value to enhance executive retention and limiting incentives for undue risk-taking. For the other executive officers, the Compensation Committee granted awards of 100% RSUs in order to align the interests of the executive officers and stockholders by rewarding stock price appreciation and enhance retention.  Both the 2014 stock option and RSU awards promote executive retention by vesting ratably over a three-year period.

2015 NEO Pay Programs

Following the closing of the Merger, the newly constituted Compensation Committee undertook a process to assess the implications on executive pay practices of the transformation of the Company from one of the smallest to one of the largest publicly-traded homebuilders.  As a result of this assessment, the Compensation Committee made number of changes to executive pay for 2015 to better align pay practices with other large homebuilders.  This includes the adoption of a new performance-based share plan for select executive officers for 2015.

More specifically, for the Founding NEOs (who are expected to continue to be NEOs in 2015), the Compensation Committee took the following actions with respect to 2015 compensation matters:

•

Base salary. The Compensation Committee approved 2015 base salary increases for Messrs. Bauer, Mitchell, and Grubbs of $100,000, $100,000, and $50,000 respectively.  The Compensation Committee considered the increased size and scope of the company’s operations and the executive’s responsibilities in determining to increase their base salaries.

•

Annual Incentive Program. The Compensation Committee approved the performance metric of earnings per share for cash performance awards to each of the Founding NEOs.  Payouts. if any, will be based on the Company's achievement of specified earnings per share objectives and will be calculated based on percentages of each officer's target annual incentive of 110% of the officer's base salary.  The payout range was expanded to be more consistent with market, with a payout of 50% of target for threshold level performance and an upside of 200% of target for maximum performance.

•

Long-term Incentive Awards. The Compensation Committee awarded 411,804, 384,351, and 274,536 performance-based RSUs to the Company’s Chief Executive Officer, President and Chief Financial Officer, respectively. The Compensation Committee established three separate performance goals for these awards – relative total stockholder return, earnings per share, and stock price.  One-third of the RSUs awarded to each officer was allocated to each of these performance goals.   The amounts awarded represent the maximum number of RSU awards that may vest (200% of the target award). Vesting, if at all, will in each case be based on the percentage attainment of the applicable goal.  The Company's relative total stockholder return will be compared to a group of similarly-sized homebuilders.  The performance periods for the RSUs with vesting based on relative total stockholder return and earnings per share are January 1, 2015 to December 31, 2017.  The performance period for the RSUs with vesting based on stock price is January 1, 2016 to December 31, 2017.

The Compensation Committee believes that this new performance-based equity incentive plan with a balance of performance metrics is both consistent with market best practices for executive pay and rewards appropriately for company performance over time.

These changes in target total annual compensation are summarized in the table below.

2015 Total Target Compensation by Element
Executive	Base Salary	Target Annual Incentive	Target Long-term Incentive	Total
Douglas F. Bauer	$600,000	$660,000	$3,000,000	$4,260,000
Thomas J. Mitchell	$575,000	$633,000	$2,800,000	$4,008,000
Michael D. Grubbs	$500,000	$550,000	$2,000,000	$3,050,000

For comparison, the target total annual compensation for 2014 was as follows:

2014 Total Target Compensation by Element
Executive	Base Salary	Target Annual Incentive	Target Long-term Incentive	Total
Douglas F. Bauer	$500,000	$500,000	$1,000,000	$2,000,000
Thomas J. Mitchell	$475,000	$475,000	$975,000	$1,925,000
Michael D. Grubbs	$450,000	$450,000	$950,000	$1,850,000

The Compensation Committee approved awards of time-vested RSUs to the Company's other executive officers, with one-third vesting each year beginning on the first anniversary of the date of grant.  The Compensation Committee established a performance metric of pre-tax income for the Company's 2015 annual incentive program for all other executive officers.  The Compensation Committee also established payout percentages of base salary for each executive officers at threshold, target and maximum levels with a 20% adjustment factor to reflect individual performance. The Compensation Committee believes that this allows it to establish objective performance targets while retaining the ability to eliminate or reduce payouts based on individual performance.

Other Compensation Programs and Policies

Severance and Change in Control Benefits

We entered into the employment agreements with our Founding NEOs immediately prior to our initial public offering in January 2013.  These agreements govern the treatment of each executive upon a termination of employment, among other considerations, and have an initial term expiring on January 31, 2016.

See the “Executive Compensation – Employment Agreement and Potential Payments upon Termination or Change-in-Control” section of this proxy statement for further information regarding the severance provisions and a quantification of the compensation to be received in the event of a change-in-control or termination of our Founding NEO’s employment as of December 31, 2014.  The triggering events specified in our Founding NEO’s employment agreements were determined prior to our initial public offering in negotiations with our principal investor at that time.

Benefits

Our NEOs participate in retirement and benefit plans generally available to our, and on the same terms as other employees. These benefits include a 50% match on their 401(k) contributions up to $7,650 as well as medical, vision, dental, employee assistance program, life insurance and long-term disability coverage.  We also provide certain of our executive officers with a car allowance, an automobile insurance policy, reimbursement of life insurance premiums and reimbursement of club membership dues.

Share Ownership Guidelines

Our Board of Directors has adopted stock ownership guidelines for executive officers of 5x base salary for the CEO and the COO, 3x base salary for the CFO, and 1x base salary for all other Corporate Vice Presidents and Homebuilding/Division Presidents. Executives have five years from the date on which they become subject to the guidelines to satisfy the applicable guideline level. For the purposes of these guidelines, ownership includes shares beneficially owned and unvested restricted stock and RSU awards.  Unexercised options, whether vested or not, do not count as stock “owned” under these guidelines.  If a participant is not in compliance with the applicable guideline, he or she is required to retain 60% of shares earned net of taxes from any of our incentive plans until he or she is in compliance with the guidelines.

No Hedging of Company Stock

As described further in the our policy on insider trading, all directors, officers, and other employees are prohibited from entering into transactions which have the effect of hedging the economic value of any direct or indirect interests of the person in our common equity.

Tax Deductibility; Section 162(m)

As a publicly-traded company, we are subject to Section 162(m) of the Internal Revenue Code which limits our ability to deduct for U.S. income tax purposes compensation in excess of $1 million paid to our CEO and three other most highly compensated officers (other than our CFO)  unless the compensation is performance-based under Section 162(m). The Compensation Committee considers tax deductibility to be an important, but not the sole or primary, consideration in setting executive compensation. Because the Compensation Committee also recognizes the need to retain flexibility to make compensation decisions that may not meet the standards of Section 162(m) when necessary to enable us to continue to attract, retain, and motivate highly-qualified executives, it reserves the authority to approve potentially non-deductible compensation.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management.

Based on such review and discussion with management, the Compensation Committee recommended to our Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference in our Annual Report on Form 10-K for the year ended December 31, 2014.

Compensation Committee

Kristin F. Gannon (Chair)*

Steven J. Gilbert

Constance B. Moore*

*	Appointed to the Compensation Committee of our Board of Directors in July 2014.

OWNERSHIP OF OUR COMMON STOCK

The following table sets forth the beneficial ownership of common stock as of March 13, 2015 by (i) each of our directors, (ii) each of our executive officers, (iii) all of our directors and executive officers as a group and (iv) each person known by us to be the beneficial owner of 5% or more of outstanding common stock.

To our knowledge, each person named in the table has sole voting and investment power with respect to all of the securities shown as beneficially owned by such person, except as otherwise set forth in the notes to the table. The number of securities shown represents the number of securities the person “beneficially owns,” as determined by the rules of the SEC. The SEC has defined “beneficial” ownership of a security to mean the possession, directly or indirectly, of voting power and/or investment power. A security holder is also deemed to be, as of any date, the beneficial owner of all securities that such security holder has the right to acquire within 60 days after that date through (i) the exercise of any option, warrant or right, (ii) the conversion of a security, (iii) the power to revoke a trust, discretionary account or similar arrangement or (iv) the automatic termination of a trust, discretionary account or similar arrangement. Except as noted below, the address for all beneficial owners in the table below is 19540 Jamboree Road, Suite 300, Irvine, California 92612.

Name and Address of Beneficial Owner	Shares Beneficially Owned	Percentage
Directors and Executive Officers:
Mr. Douglas F. Bauer	1,144,417	*
Mr. Lawrence B. Burrows	9,367	*
Mr. Daniel S. Fulton	37,723	*
Ms. Kristin F. Gannon	7,650	*
Mr. Steven J. Gilbert	30,096	*
Mr. Christopher D. Graham	7,650	*
Ms. Constance B. Moore	27,650	*
Mr. Thomas B. Rogers	27,386	*
Mr. Barry S. Sternlicht(1)	11,993,555	7.4%
Mr. Bradley W. Blank	2,061	*
Mr. Michael D. Grubbs	1,040,104	*
Mr. Floyd W. Holder	171,028	*
Mr. Glenn J. Keeler	3,579	*
Mr. Kenneth E. Krivanec	78,709	*
Ms. Linda H. Mamet	—	*
Mr. Thomas J. Mitchell	1,150,759	*
Mr. Alan E. Shapiro	181,343	*
Mr. Andrew P. Warren	110,849	*
All directors, director nominees and executive officers as a group (18 persons)	16,023,926	9.9%
5% or more Stockholder:
VIII/TPC Holdings, L.L.C. (“Starwood Fund”)(1)(2)	11,985,905	7.4%
Blackrock(3)(4)	13,168,831	8.1%
The Vanguard Group(3)(5)	8,768,015	5.4%
Susquehanna Capital Group(3)(6)	11,586,307	7.2%

*	Represents less than 1% of the number of shares of our common stock outstanding.

(1)

Barry S. Sternlicht has sole voting power with respect to 7,650 shares, shared voting power with respect to 11,985,905 shares, sole dispositive power with respect to 7,650 shares and shared dispositive power with respect to 11,985,905 shares.  The Starwood Fund has sole voting power with respect to 0 shares, shared voting power with respect to 11,985,905 shares, sole dispositive power with respect to 0 shares and shared dispositive power with respect to 11,985,905 shares. VIII Management L.P. has sole voting power with respect to 0 shares, shared voting power with respect to 11,985,905 shares, sole dispositive power with respect to 0 shares and shared dispositive power with respect to 11,985,905 shares. VIII-J Management L.P. has sole voting power with respect to 0 shares, shared voting power with respect to 11,985,905 shares, sole dispositive power with respect to 0 shares and shared dispositive power with respect to 11,985,905 shares. The Starwood Fund is managed by VIII Management L.P. and VIII-J Management L.P., which are owned affiliates of Starwood Capital Group. Barry Sternlicht is the controlling partner of Starwood Capital Group, and may be deemed to share voting power and investment control over the shares of our common stock held by the Starwood Fund. Mr. Sternlicht disclaims beneficial ownership of the shares of our common stock held by the Starwood Fund except to the extent of any pecuniary interest therein. On September 4, 2014, the Starwood Fund informed us that it had pledged 11,985,905 shares of our common stock as collateral in connection with a margin loan in lieu of selling or otherwise distributing the pledged shares to monetize its investment in us. We are not a party to the loan documents.

(2)

The address for this entity is 591 West Putnam Ave., Greenwich, CT 06830. We have been advised that the Starwood Fund is an affiliate of a broker-dealer. We have also been advised that the Starwood Fund acquired its investment in the Company in the ordinary course of business, not for resale, and that it did not have, at the time of purchase, any agreements or understandings, directly or indirectly, with any person to distribute the common stock.

(3)	The beneficial ownership figures for the 5% or more stockholders were taken from their respective Schedule 13G or Schedule 13G/A filings with the SEC.
(4)

According to the Schedule 13G filed on February 2, 2015, Blackrock, Inc. has sole voting and sole dispositive power with respect to 12,597,191 and 13,168,831 shares respectively. Its address is 55 East 52nd Street, New York, NY 10022.

(5)

According to the Schedule 13G filed on February 10, 2015, The Vanguard Group has sole voting power with respect to 206,591 shares, sole dispositive power with respect to 8,574,324 shares, and shared dispositive power with respect to 193,691 shares. Its address is 100 Vanguard Blvd., Malvern, PA 19355.

(6)

According to the Schedule 13G filed on February 13, 2015, Susquehanna Securities has sole voting and dispositive power with respect to 9,192,041 shares and shared voting and dispositive power with respect to 11,586,307 shares and Susquehanna Capital has sole voting and dispositive power with respect to 2,394,266 shares and shared voting and dispositive power with respect to 11,586,307 shares. Their address is 401E. City Avenue, Suite 220, Bala Cynwyd, PA 19004.

EXECUTIVE COMPENSATION

Fiscal 2014 Summary Compensation Table

The following table summarizes information regarding the compensation awarded to, earned by or paid to Mr. Douglas Bauer, Chief Executive Officer, Mr. Thomas Mitchell, President and Chief Operating Officer, Mr. Michael Grubbs, Chief Financial Officer and Treasurer, Mr. Bradley Blank, Vice President, General Counsel and Secretary and Mr. Glenn J. Keeler, Vice President and Chief Accounting Officers. These individuals are referred to in this section as our named executive officers or NEOs. Messrs. Keeler and Blank became executive officers in 2014.

Name and Principal Position	Year	Salary ($)	Bonus ($)		Stock Awards ($)(1)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)		All Other Compensation ($)		Total ($)
Mr. Douglas F. Bauer	2014	500,000	150,000	(2)	499,993	499,999	415,500	(3)	20,220	(4)	2,085,712
Chief Executive Officer	2013	410,000	100,000		349,996	650,003	410,000		12,180		1,932,179
	2012	300,000	150,000		155,334	—	—		8,535		613,869

Mr. Thomas J. Mitchell	2014	475,000	150,000	(2)	487,493	487,502	394,725	(3)	7,710	(5)	2,002,430
President and Chief	2013	400,000	100,000		349,996	650,003	400,000		7,710		1,907,709
Operating Officer	2012	300,000	150,000		155,333	—	—		—		605,333

Mr. Michael D. Grubbs	2014	450,000	150,000	(2)	474,994	474,996	373,950	(3)	7,704	(6)	1,931,644
Chief Financial Officer	2013	400,000	100,000		349,996	650,003	400,000		8,528		1,908,527
and Treasurer	2012	300,000	150,000		155,333	—	—		1,920		607,253

Mr. Glenn J. Keeler	2014	200,000	50,000	(2)	124,994	—	200,000		—		574,994
VP – Chief Accounting Officer	2013	148,077	—		—	—	96,250		—		244,327

Mr. Bradley W. Blank	2014	306,250	—		99,995	—	162,500		—		568,745
VP – General Counsel Officer

(1)

In accordance with SEC rules, the amount shown is the aggregate grant date fair value for awards granted during the fiscal year calculated in accordance with FASB ASC Topic 718.  Amounts shown do not reflect compensation actually received or that may be realized in the future by the executive officer.  For a discussion of the assumptions relating to the valuation of the awards, please see Note 16. Stock-Based Compensation to our audited consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2014.

(2)	Represents the payment of a one-time cash bonus paid in July 2014 after the completion of the WRECO Merger.
(3)	Represents the amount earned under our 2014 non-equity incentive compensation cash bonus plan, as described in further detail above in “Compensation Discussion & Analysis.”
(4)	Represents the amount paid by us in 2014 for club membership dues for the named executive officer ($17,040) and the reimbursement of life insurance premiums ($3,180).
(5)	Represents the reimbursement of life insurance premiums for the named executive officer.
(6)	Represents the premium paid by us in 2014 for an automobile insurance policy for the named executive officer ($1,854) and the reimbursement of life insurance premiums ($5,850).

Grants of Plan-Based Awards
		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards; Number of Shares of Stock or Units (#)	All Other Option Awards; Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards(1)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold ($)	Target (#)	Maximum (#)
Mr. Douglas F. Bauer	4/7/2014	375,000	500,000	625,000
	4/7/2014								52,854	16.17	499,999
	4/7/2014							30,921			499,993
Mr. Thomas J. Mitchell	4/7/2014	356,250	475,000	593,750
	4/7/2014								51,533	16.17	487,502
	4/7/2014							30,148			487,493
Mr. Michael D. Grubbs	4/7/2014	337,500	450,000	562,500
	4/7/2014								50,211	16.17	474,996
	4/7/2014							29,375			474,994
Mr. Glenn J. Keeler	4/7/2014	—	150,000	—
	4/7/2014							7,730			124,994
Mr. Bradley W. Blank	4/7/2014	—	162,500	—
	4/7/2014							6,184			99,995

(1)

In accordance with SEC rules, the amount shown is the aggregate grant date fair value for awards granted during the fiscal year calculated in accordance with FASB ASC Topic 718. Amounts shown do not reflect compensation actually received or that may be realized in the future by the executive officer.  For a discussion of the assumptions relating to the valuation of the awards, please see Note 16. Stock-Based Compensation to our audited consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2014.

Employment Agreements and Potential Payments Upon Termination or Change-in-Control

Effective upon the completion of our initial public offering, we entered into amended and restated employment agreements with each of Messrs. Bauer, Mitchell and Grubbs. The employment agreements have an initial term expiring on the third anniversary of the effective date of the employment agreement. Each employment agreement provides for automatic one-year extensions after the expiration of the initial term, unless either party provides the other with at least 60 days’ prior written notice of non-renewal. The employment agreements require each named executive officer to dedicate his full business time and attention to the affairs of our business.

The employment agreements provide for, among other things:

•	an annual base salary approved by our Board of Directors;
•	eligibility for annual cash performance bonuses equal to a target bonus based on the satisfaction of performance goals to be established by the Compensation Committee;
•	participation in the 2013 Long-Term Incentive Plan and any subsequent equity incentive plans approved by our Board of Directors; and
•

participation in any employee benefit plans and programs that are maintained from time to time for our other senior executive officers, including life insurance coverage with an aggregate death benefit equal to $3 million.

The employment agreements contain non-competition provisions and non-solicitation provisions that apply during the term of the agreements and for two years after the termination of their employment if their employment is terminated by the Company for “Cause” (as defined below) or if they terminate their employment without “Good Reason” (as defined below) or one year after the termination of their employment if the Company terminates their employment without cause of if they terminate their employment for good reason or due to disability. The employment agreements also contain confidentiality provisions that apply during the term of the agreements and for three years after the termination of their employment.

Pursuant to his employment agreement, each of Messrs. Bauer, Mitchell and Grubbs have agreed that, for a period of 36 months following the completion of our initial public offering, during any calendar quarter, he will not sell shares of our common stock in an amount exceeding the greater of (i) 10% of the shares of our common stock owned by him on the date of the completion of our initial public offering and (ii) the percentage of shares of our common stock that has been sold or otherwise disposed of by the Starwood Fund during such calendar quarter.

The employment agreements with each of Messrs. Bauer, Mitchell and Grubbs provide for certain payments upon either termination of employment or a change-in-control.  We do not have written employment or severance agreements with either Mr. Keeler or Mr. Blank that provide for payments upon either a termination of employment or a change in control.

Our 2013 Long-Term Incentive Plan provides that upon a “change in control” (as defined in the plan), our Board of Directors may, in its discretion, determine whether some or all outstanding options and stock appreciation rights will become exercisable in full or in part, whether the restriction period and performance period applicable to some or all outstanding restricted stock awards and restricted stock unit awards will be deemed satisfied.

The following table shows the estimated potential payments upon termination of employment or a change of control for the NEOs. The table assumes that (i) the triggering event took place on December 31, 2014, the last business day of our fiscal 2014; (ii) except in the case of termination for cause by the Company and termination by executive without good reason, our Board of Directors determines that all outstanding options would become exercisable and all performance periods applicable to restricted stock units will be deemed satisfied; (iii) the intrinsic value of equity vesting acceleration is computed by multiplying the difference between the exercise prices of any unvested option shares and the market price of our common stock on December 31, 2014 ($15.25) by the number of unvested option shares and restricted stock units; and (iv) a performance incentive bonus was earned under our 2014 annual incentive plan at the level set forth in the Summary Compensation table for each individual. The Company and the affected executives may, depending upon the circumstances, negotiate for different payments, which may be higher or lower than those described in the table.

	Termination By Company		Termination By Executive			Payments Upon Change-In-Control
Name	For Cause	Without Cause	Without Good Reason	With Good Reason	For Disability or Death
Douglas F. Bauer(1)	$ 473,192	$ 2,523,169	$ 473,192	$ 2,523,169	$ 1,178,044	$ 680,852
Thomas J. Mitchell(1)	$ 437,772	$ 1,979,198	$ 437,772	$ 1,979,198	$ 1,130,835	$ 669,063
Michael D. Grubbs(1)	$ 425,873	$ 1,920,123	$ 425,873	$ 1,920,123	$ 1,107,148	$ 657,275
Glenn J. Keeler	$ 210,554	$ 353,858	$ 210,554	$ 353,858	$ 353,858	$ 143,304
Bradley W. Blank	$ 179,825	$ 274,131	$ 179,825	$ 274,131	$ 274,131	$ 94,306

(1)

If terminated for cause, then the executive will forfeit 50% of the vested shares received by the executive upon our conversion from a limited liability company into a corporation and will forfeit any such shares that have not yet vested as of the termination date.

The definitions of “Change in Control,” “Cause” and “Good Reason” in the employment agreements with Messrs. Bauer, Mitchell and Grubbs are as follows:

“Change in Control” means (i) the sale by the Starwood Fund or any of the Starwood Fund's affiliates of (including by way of merger, consolidation, business combination, share exchange, joint venture, or any similar transaction (which for the sake of clarity does not include a public offering)) 25% or more of our common stock collectively held by the Starwood Fund and its affiliates as of the date of our initial public offering to a single person not affiliated with the Starwood Fund and (ii) the sale, lease or other disposition directly or indirectly by merger, consolidation, business combination, share exchange, joint ventures or otherwise (which for the sake of clarity does not include a public offering) of assets of the Company or any of its subsidiaries representing all or substantially all of the consolidated assets of the Company and its subsidiaries to a person or persons not affiliated with the Starwood Fund.

“Cause” means any of the following: (i) the executive’s willful failure to follow the reasonable and lawful directions of our Board of Directors; (ii) conviction of a felony (or a plea of guilty or nolo contendere by the executive to a felony) that materially harms the Company; (iii) acts of fraud, dishonesty or misappropriation committed by the executive and intended to result in substantial personal enrichment at the expense of the Company; (iv) willful misconduct by the executive in the performance of the executive’s material duties required by this his employment agreement which is likely to materially damage the financial position or reputation of the Company; or (v) a material breach of the executive's employment agreement.

“Good Reason” means the executive’s resignation following the occurrence of: (i) a material breach of the executive's employment agreement by the Company (including the Company’s withholding or failure to pay compensation when due to executive); (ii) relocation of the Company’s headquarters or the location where the executive works, to a location outside of Orange County, California; (iii) a material reduction of the executive’s annual base salary, title, duties or responsibilities; or (iv) for Mr. Bauer only, the failure of the Company to nominate executive for election as a member of our Board of Directors; provided, however, that (1) the executive must have given us written notice specifying the conduct alleged to have constituted such good reason which notice must be provided within 30 days of the initial existence of the circumstances constituting good reason, (2) we will have 30 days to cure the matters specified in the notice delivered and, if uncured, the executive must terminate his employment with us within 90 days after the initial existence of the circumstances constituting good reason in order for that termination to be considered to be for good reason.

Outstanding Equity Awards as of December 31, 2014

The following table provides information regarding the equity awards held by the NEOs as of December 31, 2014.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested($)(6)
Mr. Douglas F. Bauer	31,356	62,711	(1)	17.00	1/30/2023
		52,854	(2)	16.17	4/7/2024
						13,725	(3)	209,306
						30,921	(4)	471,545
Mr. Thomas J. Mitchell	31,356	62,711	(1)	17.00	1/30/2023
		51,533	(2)	16.17	4/7/2024
						13,725	(3)	209,306
						30,148	(4)	459,757
Mr. Michael D. Grubbs	31,356	62,711	(1)	17.00	1/30/2023
		50,211	(2)	16.17	4/7/2024
						13,725	(3)	209,306
						29,735	(4)	447,969
Mr. Glenn J. Keeler						1,667	(5)	25,422
						7,730	(4)	117,883
Mr. Bradley W. Blank						6,184	(4)	94,306

(1)	1/30/2013 stock option grant; one half of the remaining award vests on 1/30/2015 and 1/30/2016.
(2)	4/7/2014 stock option grant; one third of the award vests on 4/7/2015, 4/7/2016 and 4/7/2017.
(3)	1/30/2013 restricted stock award; one half of the remaining award vests on 1/30/2015 and 1/30/2016.
(4)	4/7/2014 restricted stock award; one third of the award vests on 4/7/2015, 4/7/2016 and 4/7/2017.
(5)	3/1/2013 restricted stock award; one half of the remaining award vests on 3/1/2015 and 3/1/2016.
(6)	Market value is based on the closing price of our common stock on 12/31/14 of $15.25.

Option Exercises and Stock Vested

The following table sets forth on an aggregated basis for each of the NEOs, the number and value of shares of our common stock acquired upon exercise of stock options, and the number and value of shares of our common stock acquired upon vesting of RSUs during 2014.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)(2)
Mr. Douglas F. Bauer	—	—	4,042	71,543
Mr. Thomas J. Mitchell	—	—	4,039	71,490
Mr. Michael D. Grubbs	—	—	4,039	71,490
Mr. Glenn J. Keeler	—	—	527	9,602
Mr. Bradley W. Blank	—	—	—	—

(1)	Represents the net shares acquired after withholding shares for tax obligations.
(2)	Represents the value of the acquired shares based on the closing stock price on the date of vesting.

Equity Compensation Plan Information

The following table sets forth certain information, as of December 31, 2014, with respect to our equity compensation plans under which TRI Pointe’s equity securities are authorized for issuance.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (#)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights ($)		Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (#)
Equity compensation plans approved by security holders	4,205,258	$10.33	(1)	10,886,069
Equity compensation plans not approved by security holders	—	—		—
Total	4,205,258	10.33	(1)	10,886,069

(1)

This weighted-average exercise price includes outstanding restricted stock units that can be exercised for no consideration, resulting in a reduced price.  The weighted-average exercise price of outstanding options, excluding those restricted stock units that can be exercised for no consideration, is $13.08.

DIRECTOR COMPENSATION

The following table sets forth the total cash and equity compensation paid to non-employee directors for their service on our Board of Directors and committees of our Board of Directors during fiscal 2014:

Name	Fees earned or paid in cash ($)	Stock Awards ($)(1)	Total ($)

Lawrence B. Burrows	28,750	102,051	130,801
Daniel S. Fulton	30,000	102,051	132,051
Kristin F. Gannon	32,500	102,051	134,551
Steven J. Gilbert	90,001	135,359	225,360
Christopher D. Graham	30,000	102,051	132,051
Constance B. Moore	28,750	102,051	130,801
Thomas B. Rogers	65,001	135,359	200,360
Barry S. Sternlicht	45,000	102,051	147,051

(1)

The amounts reported in this column reflect the aggregate grant date fair value of restricted stock unit awards to each of the non-employee directors, computed in accordance with FASB ASC Topic 718. Amounts shown do not reflect compensation actually received or that may be realized in the future by the directors. For a discussion of the assumptions relating to the valuation of the awards, please see Note 16. Stock Based Compensation to our audited consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2014.

Compensation of Non-Employee Directors

Prior to the closing of the Merger, our Board of Directors maintained the following compensation program for non-employee directors:

•	an annual cash retainer of $35,000 and a restricted stock award of $65,000 (based upon the closing price on the date of grant);
•	an additional annual cash retainer of $15,000 to the Chair of the Audit Committee and an additional cash retainer of $7,500 for the other members of the Audit Committee;
•	an additional annual cash retainer of $7,500 to the Chair of the Compensation Committee and an additional cash retainer of $5,000 for the other members of such committee;
•	an additional annual cash retainer of $7,500 to the Chair of the Nominating and Corporate Governance Committee and an additional cash retainer of $5,000 for the other members of such committee; and
•	an additional annual cash retainer of $25,000 to the lead independent director.

As a result of the transformative nature of the Merger, our Board of Directors approved the following compensation program for the period beginning on the date of the Merger and ending on the date of the annual meeting:

•	an annual cash retainer of $50,000 and a restricted stock award of $125,000 (based upon the closing price on the date of grant);
•	an additional annual cash retainer of $20,000 to the Chair of the Audit Committee and an additional cash retainer of $10,000 for the other members of the Audit Committee;
•	an additional annual cash retainer of $15,000 to the Chair of the Compensation Committee and an additional cash retainer of $7,500 for the other members of such committee;
•	an additional annual cash retainer of $10,000 to the Chair of the Nominating and Corporate Governance Committee and an additional cash retainer of $7,500 for the other members of such committee; and
•	an additional annual cash retainer of $30,000 to the Chairman of our Board of Directors and the Lead Independent Director.

We reimburse our non-employee directors for reasonable out-of-pocket expenses incurred in connection with the performance of their duties as directors, including, without limitation, travel expenses in connection with their attendance in-person at board and committee meetings. Directors who are employees do not receive any compensation for their services as directors.

Mr. Sternlicht, the Chairman of our Board of Directors, waived all directors’ fees and grants that would otherwise be payable or made, as the case may be, to him in connection with his service on our Board of Directors for all periods prior to the closing of the Merger.  Mr. Sternlicht has elected to receive such fees and grants for all periods after the closing of the Merger.

Director Stock Ownership Requirement

Each of our independent directors is required, within five years of becoming a member of our Board of Directors, to own shares of common stock equal to five times the annual cash retainer payable to non-employee directors.

REPORT OF THE AUDIT COMMITTEE

This report of the Audit Committee of our Board of Directors is required by the SEC and, in accordance with SEC rules, will not be deemed to be part of or incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended (the “Securities Act”) or the Exchange Act, except to the extent that we specifically incorporate this information by reference, and will not otherwise be deemed “soliciting material” or “filed” under either the Securities Act or the Exchange Act.

The Audit Committee has reviewed and discussed with management our audited financial statements for the fiscal year ended December 31, 2014. The Audit Committee has also reviewed and discussed with Ernst & Young LLP, our independent registered public accounting firm for 2014, the audited financial statements for the fiscal year ended December 31, 2014. In addition, the Audit Committee discussed with Ernst & Young LLP those matters required to be discussed by Auditing Standard No. 16: Communications with Audit Committees, as adopted by the Public Company Accounting Oversight Board (“PCAOB”). Additionally, Ernst & Young LLP provided to the Audit Committee the written disclosures and the letter required by applicable requirements of PCAOB regarding Ernst & Young LLP’s communications with the Audit Committee concerning independence. The Audit Committee also discussed with Ernst & Young LLP the accounting firm’s independence.

Based upon the foregoing review and discussions described in this report, the Audit Committee recommended to our Board of Directors that the audited financial statements be included in our Form 10-K for the fiscal year ended December 31, 2014 for filing with the SEC.

Respectfully submitted by:

THE AUDIT COMMITTEE OF THE TRI POINTE BOARD OF DIRECTORS

Thomas B. Rogers, Audit Committee Chair

Daniel S. Fulton

Christopher D. Graham

MANAGEMENT

Set forth below are the names, ages and positions of TRI Pointe’s executive officers as of March 13, 2015. Each executive officer shall hold office until the executive officer’s respective successor is elected and qualified or until the executive officer’s earlier death, resignation or removal.

Name	Age	Position with TRI Pointe

Douglas F. Bauer	53	Chief Executive Officer
Thomas J. Mitchell	54	President and Chief Operating Officer
Michael D. Grubbs	56	Chief Financial Officer and Treasurer
Bradley W. Blank	36	Vice President, General Counsel and Secretary
Glenn J. Keeler	38	Vice President and Chief Accounting Officer
Linda H. Mamet	44	Vice President of Marketing
Floyd W. Holder	58	President of Trendmaker Homes
Kenneth E. Krivanec	50	President of Quadrant Homes
Alan E. Shapiro	54	President of Winchester Homes
Andrew P. Warren	54	President of Maracay Homes

For biographical information for Mr. Douglas F. Bauer, see “Board of Directors—Director Nominees.”

THOMAS J. MITCHELL. Mr. Mitchell has served as TRI Pointe’s President and Chief Operating Officer since January 30, 2013. Prior to forming TPH LLC in April 2009, from 1988 to 2009, Mr. Mitchell served in several capacities, including most recently Executive Vice President, for William Lyon Homes, an internally managed homebuilding company whose common stock was listed on the NYSE from 1999 until the company was taken private in 2006. Through his various roles within that company, Mr. Mitchell developed a broad background and experience in all aspects of residential construction and land development. Prior to his 20-year tenure at William Lyon Homes, Mr. Mitchell spent over two years with The Irvine Company in their community development group and over two years with Pacific Savings Bank. Throughout his career, Mr. Mitchell has obtained significant experience in land acquisition, land entitlement, land development, project planning, product design, construction operations, project and company finance, sales and marketing, customer satisfaction and warranty service. Mr. Mitchell served as a member of the board of managers of TPH LLC since 2010. Mr. Mitchell has more than 25 years of experience in the real estate development and homebuilding industry. His accomplishments have been recognized by, among other things, him being awarded the Outstanding Home Design and National Home of the Year awards and being identified by Home Builder Executive as a Top 100 President. In 2004, Mr. Mitchell was awarded the BIA Inland Empire Builder of the Year. Mr. Mitchell received his B.A. from California State University of Long Beach.

MICHAEL D. GRUBBS. Mr. Grubbs has served as TRI Pointe’s Chief Financial Officer and Treasurer since January 30, 2013. Prior to forming TPH LLC in April 2009, from 1992 to 2009, Mr. Grubbs served in several capacities, including most recently the Senior Vice President and Chief Financial Officer, for William Lyon Homes, an internally managed homebuilding company whose common stock was listed on the NYSE from 1999 until the company was taken private in 2006. Prior to his 17-year tenure at William Lyon Homes, Mr. Grubbs spent five years at Kenneth Leventhal & Company where he specialized in real estate accounting and over five years at J.C. Penney Company Construction and Real Estate Division which built retail facilities throughout the Western United States. Mr. Grubbs has more than 25 years of experience in residential real estate and homebuilding finance. Mr. Grubbs is a member (inactive) of the American Institute of Certified Public Accountants and the California Society of Certified Public Accountants. Mr. Grubbs is also a former member of the Board of Directors for HomeAid Orange County, a charitable organization with the mission of building or renovating shelters for the temporarily homeless, which serves individuals and families who find themselves without shelter due to such factors as domestic violence, job loss, catastrophic illness or crisis pregnancy. He served as Treasurer and committee chair for the Finance Focus Group. Mr. Grubbs received his B.A., magna cum laude, with honors from Arizona State University.

BRADLEY W. BLANK. Mr. Blank has served as our Vice President, General Counsel and Secretary since February 2014. Prior to joining our management team, Mr. Blank worked for Gibson Dunn & Crutcher LLP where he served as corporate counsel to a variety of public and private companies, focusing on mergers and acquisition, strategic investments, securities offerings and general corporate advice.  Mr. Blank received his B.A., cum laude, with honors from Pepperdine University and his law degree, cum laude, with honors from University of San Diego School of Law.

GLENN J. KEELER. Mr. Keeler joined TRI Pointe in February 2013 and currently serves as our Vice President and Chief Accounting Officer. From 2011 until 2013, he served as Corporate Controller of STEC, Inc., a publicly traded, global provider of enterprise-class solid state drives. From 2006 until 2011, Mr. Keeler served as Director of Finance and Controller of Lantronix, Inc., a publicly traded designer, developer, marketer and seller of networking and communications products. Mr. Keeler spent six years at Ernst & Young LLP serving clients in the real estate, technology and manufacturing industries. Mr. Keeler is a Certified Public Accountant (inactive) in California and earned his B.A. from California State University Dominguez Hills.

LINDA M. MAMET.  Ms. Mamet has served as our Vice President of Marketing since August, 2014.  With over 15 years of home building experience, Ms. Mamet previously held sales and marketing roles with Pulte Group Inc (NYSE: PHM) across Centex, Pulte Homes and Del Webb brands and served as Corporate Vice President of Sales and Marketing with the privately held regional home builder, John Laing Homes. Ms. Mamet is a California Real Estate Broker, and has served as a member of the Board of Directors and the Programing Committee Co-chair of the Pacific Coast Builder’s Conference (PCBC). Ms. Mamet received her Bachelor of Management Studies Degree with 1st class honors from the University of Waikato in her native New Zealand.

FLOYD W. HOLDER.  Mr. Holder has served as the President of Trendmaker Homes since 2006.  Mr. Holder has worked in the homebuilding and residential land development industry for more than 30 years. He started his homebuilding career with David Weekley Homes and later built apartments and townhomes in a dozen cities across the United States with Lokey Properties. He returned to Houston and worked for Village Builders prior to joining Trendmaker Homes in 1993. Mr. Holder became president of Trendmaker in 2006 and has led the company to become the leader in luxury production homebuilding and master planned community development. Mr. Holder is a native Texan with a bachelor’s degree from Texas State University and an MBA from The George Washington University; he is also a graduate of the Stanford University Executive Program. Further, he served as the 2012 president of The Greater Houston Homebuilders Association and is frequently a guest expert on real estate forecasts and home-building trends for local and national news, radio, TV, magazines and newspapers, including “Fox Business Report” and “USA Today,” among others. Mr. Holder is also active in promoting and participating in the education of future industry professionals, serving as an Adjunct Professor for the University of Houston MBA Program and on the Advisory Board of both the McCoy School of Business at Texas State University and the Bauer College of Business at the University of Houston.

KENNETH E. KRIVANEC.  Mr. Krivanec has served as the President of Quadrant since 2010. In his 14 year tenure at Quadrant, he has served in many other roles, including Executive Vice President and Senior Vice President of Sales and Marketing. Throughout his 26-year career in residential construction and development, Mr. Krivanec has developed significant experience in strategic planning, consumer research, land acquisition, product design and development, operations, project and corporate finance, sales and marketing, organizational development and mortgage operations. Prior to Quadrant Homes, Mr. Krivanec developed homebuilding expertise with Ivory Homes, Ryland Homes and KB Home. In addition, he currently serves as a Board Member and Executive Committee Member of the Mountains to Sound Greenway Trust and the Bellevue Chamber of Commerce, where he has held Board positions since 2007 and 2012 respectively. Mr. Krivanec attended the University of Utah, Baylor University and the University of Washington Business School.

ALAN E. SHAPIRO.  Mr. Shapiro has served as the President of Winchester Homes since 2009. With nearly 30 years’ industry experience and 18 years with Winchester Homes, Mr. Shapiro has held a variety of positions in homebuilding operations, including sales, marketing and purchasing. Prior to joining Winchester Homes, Mr. Shapiro developed home building expertise with Ryan Homes in Maryland, a division of NVR. He is the senior sponsor of the TRI Pointe company-wide construction and purchasing councils. In addition, Mr. Shapiro is the past chairperson for the Maryland National Building Association Construction Quality Council and a member of both the Maryland Counties and Northern Virginia Building Industry Associations; he has also served as co-captain of Winchester Homes MANNA Food Bank drives in Montgomery County, Maryland. A Washington, D.C. area native, Mr. Shapiro has a bachelor’s degree in Economics from the University of Maryland, College Park.

ANDREW P. WARREN. Mr. Warren has served as the President of Maracay Homes since 2009. Mr. Warren previously served as Partner and Chief Operating Officer of EYA, LLC, a private, urban-infill homebuilder and developer based in Bethesda, MD, servicing the Washington D.C. area. Prior to that, he spent 16 years in various capacities with Bethesda-based Winchester Homes, ultimately serving as the company’s Executive Vice President. Mr. Warren is a Board Member and serves on the Executive Committee of the Greater Phoenix Economic Council (GPEC) and GPEC’s Distinguished Service Award in 2012. In addition, he is a member of Greater Phoenix Leadership, an active member of the Urban Land Institute, a past Board Member of the Homebuilders Association of Central Arizona and past President of the Board of Washington Christian Academy. Mr. Warren holds an MBA degree in Finance from George Washington University and a bachelor’s degree in Business Administration from Wake Forest University.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires TRI Pointe’s directors and certain officers, and persons who own more than 10% of a registered class of TRI Pointe equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of TRI Pointe common stock and other equity securities. Certain officers, directors and greater-than-ten-percent stockholders are required by SEC regulation to furnish TRI Pointe with copies of all Section 16(a) forms they file. To TRI Pointe’s knowledge, based on information furnished by these persons, all Section 16(a) filing requirements applicable to TRI Pointe’s directors, executive officers and greater-than-ten-percent stockholders were complied with on a timely basis during the fiscal year ended December 31, 2014.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

In addition to the compensation described in the section entitled “Executive Compensation,” our executive officers, directors and other related parties will be entitled to receive, or have received since the beginning of the last fiscal year, material financial and other benefits, including the following:

Indemnification Agreements

We have entered into an indemnification agreement with each of its directors and certain of its executive officers.  These agreements require us to indemnify these individuals to the fullest extent permitted under Delaware law against liabilities that may arise by reason of their service to us, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified.

Additionally, in connection with the WRECO transaction, we entered into indemnification agreements with Starwood Capital Group and Messrs. Bauer, Mitchell and Grubbs, pursuant to which we agreed to (i) pay all out-of-pocket costs, and reasonable fees and expenses of counsel and other advisors, incurred by the applicable stockholder in connection with the execution and performance of the applicable voting agreement and (ii) indemnify and hold harmless the applicable stockholder from all losses arising out of or relating to the execution and performance of the applicable voting agreement.  During the year-ended December 31, 2014, we reimbursed Starwood Capital Group $171,346 for costs incurred in connection with the WRECO transaction.

Registration Rights Agreement

On January 30, 2013, TRI Pointe entered into a registration rights agreement with the former members of TPH LLC, including the Starwood Fund and Messrs. Bauer, Grubbs and Mitchell, with respect to the shares of common stock that they received as part of TRI Pointe’s formation transactions. The shares are referred to collectively as the “registrable shares.” On November 13, 2014 and after request by the Starwood Fund, we filed an automatic shelf registration statement on Form S-3 with respect to the potential offer and sale of the registrable shares.  In the year ended December 31, 2014, the Company incurred expenses totaling approximately $200,000 in connection with the preparation and filing of this registration statement.

Acquisitions from Entities Managed by Affiliates of the Starwood Fund

In February 2014, we acquired 87 additional lots located in the master planned community of Sycamore Creek in Riverside, CA, for a purchase price of approximately $7.8 million from an entity managed by an affiliate of the Starwood Capital Group. This acquisition was approved by our independent directors.

Conflicts of Interest

Conflicts of interest may exist among our directors and officers and other related parties and us as described below.

Mr. Barry Sternlicht, the Chairman of the TRI Pointe board of directors, is the Chairman and Chief Executive Officer of Starwood Capital Group. Mr. Christopher Graham, who became a director upon closing of the Merger, is a Senior Managing Director at Starwood Capital Group. As a result of our relationship with Starwood Capital Group, there may be transactions between Starwood Capital Group, Starwood Property Trust (which is managed by an affiliate of Starwood Capital Group) or their affiliates and us that could present an actual or perceived conflict of interest. These conflicts of interest may lead Mr. Sternlicht and Mr. Graham to recuse themselves from actions of our Board of Directors with respect to any transactions involving or with Starwood Capital Group, the Starwood Property Trust or their affiliates. In addition, Mr. Sternlicht and Mr. Graham will devote only a portion of their business time to their duties with our Board of Directors, and they will devote the majority of their time to their duties with Starwood Capital Group and its affiliates and other commitments. Pursuant to an investors rights agreement with the Company, the Starwood Fund has the right to nominate one member of our Board of Directors for so long as the Starwood Fund owns 5% or more of our outstanding common stock.  See “Board of Directors—Composition of Our Board of Directors.”

On November 3, 2013, Messrs. Bauer, Grubbs and Mitchell entered into a lock-up agreement with the Starwood Fund. Pursuant to the lock-up agreement, Messrs. Bauer, Grubbs and Mitchell each agreed that, following the consummation of the WRECO transaction, they would not sell to any third party certain of their shares of common stock, as outlined in each of their employment agreements, without the prior written consent of the Starwood Fund until the Starwood Fund (and any of its affiliates owning our common stock) owns less than 4.875% of the total common stock outstanding.

TRI Pointe has adopted Corporate Governance Guidelines which, among other things, require directors to disclose to the Chairman of our Board of Directors personal or business interests that involve an actual or potential conflict of interest. In addition, our Code of Business Conduct and Ethics requires that any transaction in which any of our directors, officers or employees has an interest must be approved by a vote of a majority of our disinterested and independent directors.  Our Chief Executive Officer, Chief Financial Officer and Chief Accounting Officer (or persons performing similar functions) (collectively, “Senior Officers” and each a “Senior Officer”) must comply with our Code of Ethics for Senior Executive and Financial Officers, which requires the prior written approval of the Audit Committee before a Senior Officer makes any investment, accepts any position or benefits, participates in any transaction or business arrangement or otherwise acts in a manner that creates or appears to create a conflict of interest. Neither the adoption of these policies nor any communication concerning these policies is intended to constitute a representation concerning past, present or future compliance by the persons subject to them. We cannot assure you that these policies will be successful in eliminating the influence of conflicts of interest. These policies may be amended from time to time at the discretion of our Board of Directors, without a vote of stockholders.

AUDIT COMMITTEE MATTERS

Independent Registered Public Accounting Firm Fees

The following table represents aggregate fees billed to us for the fiscal years ended December 31, 2014 and 2013 by Ernst & Young LLP. All fees below were approved by the Audit Committee in conformity with the Audit Committee’s pre-approval process.

	Year Ended December 31,
	2014	2013
Audit Fees(1)	$2,748,000	$580,500
Audit-Related Fees(2)	179,500	1,212,900
Tax Fees(3)	450,732	29,062
All Other Fees(4)	1,995	81,000
Total	$3,380,227	$1,903,462

(1)

These are fees for professional services performed by Ernst & Young LLP for the audit of TRI Pointe’s annual financial statements, consents and comfort letters and services that are normally provided in connection with statutory and regulatory filings or engagements.

(2)

These are fees for assurance and related services performed by Ernst & Young LLP that are reasonably related to the performance of the audit or review of TRI Pointe’s financial statements. This includes employee benefit plan audits, due diligence related to mergers and acquisitions, and consulting on financial accounting/reporting standards.

(3)

These are fees for professional services performed by Ernst & Young LLP with respect to tax compliance, tax advice and tax planning. This includes the preparation of TRI Pointe’s and its consolidated subsidiaries’ original and amended tax returns, refund claims, payment planning, tax audit assistance and tax work stemming from “Audit-Related” items.

(4)	These are fees for other permissible work performed by Ernst & Young LLP that does not meet the above category descriptions.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services

The Audit Committee has responsibility for establishing policies and procedures for the pre-approval of audit and non-audit services rendered by our independent registered public accounting firm, Ernst & Young LLP. The Audit Committee has the sole authority and responsibility to select, appoint, evaluate, compensate, retain and oversee the work of any independent registered public accounting firm engaged for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for us (including resolution of disagreements between management and the independent registered public accounting firm regarding financial reporting). Our internal auditing function and the independent registered public accounting firm reports directly to the Audit Committee. The Audit Committee has the sole authority to approve all audit engagement fees and terms, and the Audit Committee, or the Chair of the Audit Committee, must pre-approve any audit and non-audit services provided to us by the independent registered public accounting firm and the fees and terms thereof (provided that the Chair may not pre-approve services in excess of $25,000 and must report any such approval to the full Audit Committee at the next regularly scheduled meeting of the Audit Committee).

STOCKHOLDER PROPOSALS FOR 2016 ANNUAL MEETING

Stockholders who wish to submit a proposal to be considered for inclusion in our proxy statement and form of proxy for the 2016 Annual Meeting of Stockholders may do so by following the procedures set forth in Rule 14a-8 under the Exchange Act.  To be eligible for inclusion, proposals must be submitted in writing and received by us on or before November 27, 2015 at 19540 Jamboree Road, Suite 300, Irvine, California 92612, Attention:  Corporate Secretary.

Any stockholder who intends to nominate an individual for election to our Board of Directors or submit a matter for consideration at the 2016 annual meeting, other than by submitting a proposal to be included in our 2016 proxy statement, must give timely notice according to our Bylaws.  Our Bylaws provide that, to be timely for submission to the 2016 annual meeting, a stockholder’s notice must be received by our Corporate Secretary, at 19540 Jamboree Road, Suite 300, Irvine, California 92612, between 90 and 120 days prior to the anniversary date of the 2015 annual meeting; provided, however, that if the 2016 annual meeting date is advanced by more than 30 days before or delayed by more than 30 days after the anniversary date of the 2015 annual meeting, then the stockholder must provide notice within the time period specified in the Bylaws.

For each matter any stockholder intends to bring before the 2016 annual meeting, the stockholder’s notice must comply with all applicable provisions of our Bylaws, including a description of the proposal or business (including the complete text of any resolutions to be presented at the annual meeting, and, in the event that such business includes a proposal to amend our Bylaws, the text of the proposed amendment), the reasons for conducting such business at the annual meeting, and any material interest the stockholder has in that business as well as information regarding the stockholder, the number of shares of our common stock that the stockholder owns and a representation that such stockholder intends to appear in person or by proxy at the annual meeting.  Any stockholder proposals must also comply in all respects with the rules and regulations of the SEC.  For more information, and for more detailed requirements, please refer to our Amended and Restated Bylaws, filed as Exhibit 3.2 to our Quarterly Report on Form 10-Q for the quarter ended June 30, 2013, filed with the SEC on August 13, 2013, as amended by Amendments to Amended and Restated Bylaws, filed as Exhibit 3.1 to our Current Report on Form 8-K, filed with the SEC on August 6, 2014.

TRI POINTE HOMES, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF TRI POINTE HOMES, INC.

ANNUAL MEETING OF STOCKHOLDERS ON MAY 8, 2015

The undersigned appoint(s) Douglas F. Bauer, Thomas J. Mitchell and Michael D. Grubbs, or any of them, as proxies, each with the power to appoint a substitute, and authorize(s) them to represent the undersigned and to vote, as designated on the reverse side of this proxy card, all of the shares of common stock of TRI Pointe Homes, Inc. that the undersigned is/are entitled to vote at the Annual Meeting of Stockholders of TRI Pointe Homes, Inc. to be held at 10:00 a.m. California Time on Friday, May 8, 2015, at 19540 Jamboree Road, Suite 300, Irvine, California 92612, and any adjournment or postponement of that meeting.

(Continued and to be signed on the reverse side.)

1.1

14475

ANNUAL MEETING OF STOCKHOLDERS OF

TRI POINTE HOMES, INC.

May 8, 2015

GO GREEN

e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.amstock.com to enjoy online access.

NOTICE REGARDING INTERNET AVAILABILITY OF PROXY MATERIALS:

The notice of meeting, proxy statement, proxy card and annual report to stockholders are available at http://www.astproxyportal.com/ast/18094 Please sign, date and mail your proxy card in the envelope provided as soon as possible. Please detach along perforated line and mail in the envelope provided.

20903000000000000000 6

050815

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER(S).

IF NO DIRECTION IS MADE,THIS PROXY WILL BE VOTED "FOR" ALL THE BOARD OF DIRECTOR NOMINEES AND “FOR” PROPOSAL 2.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.  PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ALL LISTED NOMINEES.

1. Election of Directors: Elect nine directors to serve until his or her successor is elected and qualified or until his or her earlier resignation or removal.

NOMINEES: FOR ALL NOMINEES WITHHOLD AUTHORITY FOR ALL NOMINEES   FOR ALL EXCEPT

(See instructions below)

Douglas F. Bauer

Lawrence. B. Burrows

Daniel S. Fulton

Kristin F. Gannon

Steven J. Gilbert

Christopher D. Graham

Constance B. Moore

Thomas B. Rogers

Barry S. Sternlicht

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL 2.

2. Ratification of the appointment of Ernst & Young LLP as TRI Pointe Homes, Inc.’s independent registered public accounting firm for the fiscal year ending December 31, 2015. FOR AGAINST ABSTAIN

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT ” and fill in the circle next to each nominee you wish to withhold, as shown here:

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

Signature of Stockholder

Date: Signature of Stockholder Date:

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

ANNUAL MEETING OF STOCKHOLDERS OF

TRI POINTE HOMES, INC.

May 8, 2015

PROXY VOTING INSTRUCTIONS

INTERNET - Access “www.voteproxy.com” and follow the on-screen instructions or scan the QR code with your smartphone.  Have your proxy card available when you access the web page.

TELEPHONE - Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries from any touch-tone telephone and  follow the instructions.  Have your proxy card available when you call. Vote online/phone until 11:59 PM EST the day before the meeting. MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible. IN PERSON - You may vote your shares in person by attending the Annual Meeting. GO GREEN - e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.amstock.com to enjoy online access.

COMPANY NUMBER

ACCOUNT NUMBER

NOTICE REGARDING INTERNET AVAILABILITY OF PROXY MATERIALS:

The notice of meeting, proxy statement, proxy card and annual report to stockholders are available at http://www.astproxyportal.com/ast/18094  Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the internet.

20903000000000000000 6

050815

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER(S).

IF NO DIRECTION IS MADE,THIS PROXY WILL BE VOTED "FOR" ALL THE BOARD OF DIRECTOR NOMINEES AND “FOR” PROPOSAL 2.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.  PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ALL LISTED NOMINEES.

1. Election of Directors: Elect nine directors to serve until his or her successor is elected and qualified or until his or her earlier resignation or removal.

NOMINEES: FOR ALL NOMINEES   WITHHOLD AUTHORITY FOR ALL NOMINEES FOR ALL EXCEPT

(See instructions below)

Douglas F. Bauer

Lawrence. B. Burrows

Daniel S. Fulton

Kristin F. Gannon

Steven J. Gilbert

Christopher D. Graham

Constance B. Moore

Thomas B. Rogers

Barry S. Sternlicht

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL 2.

2. Ratification of the appointment of Ernst & Young LLP as TRI Pointe Homes, Inc.’s independent registered public accounting firm for the fiscal year ending December 31, 2015. FOR  AGAINST  ABSTAIN

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT ” and fill in the circle next to each nominee you wish to withhold, as shown here:

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

Signature of Stockholder

Date: Signature of Stockholder Date:

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.